Execution Copy

THE TORO COMPANY

and

TORNADO ACQUISITION COMPANY ULC

and

TORNADO INFRASTRUCTURE EQUIPMENT LTD.

ARRANGEMENT AGREEMENT

October 6, 2025

SCHEDULES
Schedule A    Plan of Arrangement
Schedule B    Arrangement Resolution
Schedule C    Representations and Warranties of the Company
Schedule D    Representations and Warranties of the Purchaser and the Parent
Schedule E    Form of Support and Voting Agreement

( ii )

ARRANGEMENT AGREEMENT
THIS AGREEMENT is made as of October 6, 2025,

AMONG:

The Toro Company, a corporation existing under the laws of Delaware
(the “Parent”)
-and-
Tornado Acquisition Company ULC, an unlimited liability corporation incorporated under the laws of Alberta
(the “Purchaser”)
- and -
Tornado Infrastructure Equipment Ltd., a corporation existing under the laws of the Province of Alberta
(the “Company”)
RECITALS:

(a)The Purchaser wishes to acquire all of the issued and outstanding Shares (as hereinafter defined) of the Company pursuant to the Arrangement (as hereinafter defined) on the terms and subject to the conditions set forth in this Agreement; and
(b)The Board, upon the unanimous recommendation of the Special Committee, and having received external financial and legal advice, unanimously determined that the Arrangement is in the best interest of the Company and resolved to recommend that the Shareholders (as hereinafter defined) vote in favour of the Arrangement Resolution, all subject to the terms and conditions contained herein.
NOW THEREFORE, in consideration of the covenants and agreements herein contained, the Parties agree as follows:

Article 1
INTERPRETATION

Section 1.1 Defined Terms

As used in this Agreement, the following terms have the following meanings:

“A&R Stock Option Plan” means the 10% rolling stock option plan of the Company approved by the Shareholders on September 24, 2024.
“ABCA” means the Business Corporations Act (Alberta).
“Acquisition Proposal” means, other than the transactions contemplated by this Agreement and other than any transaction involving only the Company and/or one or more of its wholly-owned Subsidiaries, any inquiry or the making of any proposal or offer, whether or not such inquiry, proposal or offer is made in writing, by any Person or group of Persons other than the Purchaser or the Parent (or an affiliate of the Purchaser or the Parent or any Person acting jointly or in concert with the Purchaser or the Parent) received by the Company after the date of this Agreement relating to: (i) any sale or disposition (or any lease, license or other arrangement having the same economic effect as a sale or disposition) of assets representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of the Company and its Subsidiaries (in each case, based on the consolidated financial statements of the Company most recently filed in the Company Filings prior to such offer or proposal); (ii) any take-over bid, tender offer, exchange offer, share issuance or other transaction that, if consummated, would result in a Person or group of Persons acquiring 20% or more of any class of voting or equity securities of the Company; (iii) any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization involving the Company; (iv) any other transaction or series of transactions involving the Company or any of its Subsidiaries.
“Affected Securityholders” means, collectively, the Shareholders and the Optionholders from time to time.
“affiliate” has the meaning specified in National Instrument 45-106 – Prospectus Exemptions.
“Agreement” means this arrangement agreement among the Purchaser, the Parent and the Company (including the Schedules thereto) as it may be amended, modified or supplemented from time to time in accordance with its terms.
“Arrangement” means an arrangement under Section 193 of the ABCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.
“Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be considered at the Company Meeting by the Affected Securityholders, substantially in the form set out in Schedule B.
“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement required by Subsection 193(10) of the ABCA to be sent to the Registrar at the time contemplated in Section 2.7(2), which shall include the Plan of Arrangement and otherwise be in a form and content satisfactory to the Company and the Purchaser, each acting reasonably.
“Authorization” means, with respect to any Person, any order, permit, approval, consent, waiver, licence or similar authorization of any Governmental Entity having jurisdiction over the Person that is binding upon or applicable to such Person.
“Board” means the board of directors of the Company as constituted from time to time.
“Board Recommendation” has the meaning specified in Section 2.4(2).
“Breaching Party” has the meaning specified in Section 4.9(3).
“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Calgary, Alberta.
“Certificate of Arrangement” means the certificate of arrangement to be issued by the Registrar pursuant to Subsection 267(2) of the ABCA in respect of the Articles of Arrangement.

“Change in Recommendation” has the meaning specified in Section 7.2(1)(d)(ii).
“Closing” has the meaning specified in Section 2.7(2).
“Collective Agreement” means any collective agreement, collective bargaining agreement or union agreement applicable to the Company or any of its Subsidiaries and all related letters or memoranda of understanding applicable to the Company or any of its Subsidiaries which impose obligations upon the Company or any of its Subsidiaries.
“Commissioner of Competition” means the Commissioner of Competition appointed pursuant to Subsection 7(1) of the Competition Act or his or her designee.
“Company” has the meaning specified in the preamble hereto.
“Company Circular” means the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to Affected Securityholders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.
“Company Disclosure Letter” means the disclosure letter dated the date of this Agreement and all schedules, exhibits and appendices thereto, delivered by the Company to the Purchaser with this Agreement.
“Company Employees” means the officers and employees of the Company and its Subsidiaries.
“Company Filings” means all documents publicly filed by or on behalf of the Company on SEDAR+ since January 1, 2024.
“Company Lease” means any lease, sublease, license, occupancy agreement or other Contract pursuant to which the Company or any of its Subsidiaries is vested with rights to use or occupy the Company Leased Properties, as amended, modified or supplemented or renewed.
“Company Leased Property” means any real property leased, subleased, licensed or otherwise used or occupied by the Company or any of its Subsidiaries.
“Company Meeting” means the special meeting of the Affected Securityholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set out in the Company Circular and agreed to in writing by the Purchaser.
“Company Options” means the outstanding options to purchase Shares issued pursuant to the A&R Stock Option Plan and the Legacy Option Plan.
“Company Owned Real Property” has the meaning specified in paragraph (19(a)) of Schedule C.
“Company Transaction Costs” means (without duplication) all costs and expenses of Company (whether incurred, accrued or billed) in connection with this Agreement and the Arrangement, including fees and expenses of financial and accounting advisors, printing, mailing, solicitation, proxy solicitation services and shareholder communication costs, Company Meeting costs, legal fees and disbursements, Company Employee change of control costs, the payout value of

Company Options, but excludes, for greater certainty, the Termination Amount (as payable by Company, if applicable).
“Company’s Constating Documents” means the articles of incorporation and by-laws of the Company and all amendments to such articles or by-laws.
“Competition Act” means the Competition Act (Canada).
“Competition Act Approval” means, in respect of the transactions contemplated by this Agreement, the occurrence of one or more of the following: (i) the issuance of a certificate pursuant to section 102 of the Competition Act; or (ii) both of (A) the expiry, waiver or termination of any applicable waiting periods under section 113 or 123 of the Competition Act and (B) the Purchaser shall have received a No Action Letter.
“Confidentiality Agreement” means the confidentiality agreement between the Purchaser and the Company dated March 26, 2025.
“Consideration” means $1.92 in cash per Share.
“Contract” means any agreement, commitment, engagement, contract, purchase order, licence, lease, obligation or undertaking to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.
“Court” means the Court of King’s Bench of Alberta.
“Credit Facilities” means: (i) an operating loan facility, (ii) a single-draw committed reducing mortgage facility and (iii) a single-draw committed reducing term facility, and the TD business Visa facilities, and the non-revolving TD equipment finance facility, in each case, made available pursuant to the letter agreement dated as of May 15, 2025 with Toronto-Dominion Bank, as lender.
“Credit Facility Terminations” has the meaning specified in Section 4.6.
“Data Room” means the material contained in the virtual data room established by the Company as at 5:00 p.m. on the Business Day before the date of this Agreement.
“Depositary” means TSX Trust Company or such other Person as the Company may appoint to act as depositary in relation to the Arrangement, with the approval of the Purchaser, acting reasonably.
Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.
“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.
“Effective Time” has the meaning specified in the Plan of Arrangement.
“Employee Plans” means all health, welfare, supplemental unemployment benefit, bonus, profit sharing, option, stock appreciation, savings, insurance, incentive, incentive compensation, deferred compensation, share purchase, share compensation, disability, pension or supplemental retirement plans and other material employee or director compensation or benefit plans, policies, trusts, funds, agreements or arrangements for the benefit of directors or former directors of the Company or any of its Subsidiaries, Company Employees or former Company Employees, which are maintained by or binding upon the Company or any of its Subsidiaries or in respect of which the Company or any of its Subsidiaries has any actual or potential liability.
“Environmental Laws” means all Laws and all other statutory requirements relating to public or worker health or safety (with respect to hazardous or toxic substances, materials or wastes), pollution or the protection of the environment, including sewer systems, and all Authorizations issued pursuant to such Laws, agreements or other statutory requirements.
“Fairness Opinions” means the opinions of the Financial Advisors each to the effect that, as of the date of this Agreement, and based upon and subject to the various assumptions, limitations and qualifications set forth therein, the Consideration to be received by the Shareholders is fair, from a financial point of view, to such holders (other than the Purchaser, the Parent and their respective affiliates).
“Final Order” means the final order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to the Company and the Purchaser, each acting reasonably) on appeal.
“Financial Advisors” means, collectively, Stifel Nicolaus Canada Inc. and Origin Merchant Partners.
“Governmental Entity” means: (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, minister, ministry, governor in council, cabinet, agency or instrumentality; (ii) any subdivision or authority of any of the above; (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; and (iv) any stock exchange.
“IFRS” means generally accepted accounting principles as set out in the CPA Canada Handbook – Accounting for an entity that prepares its financial statements in accordance with International Financial Reporting Standards, at the relevant time, applied on a consistent basis.
“Incentive Plans” means, collectively, the A&R Stock Option Plan, the Legacy Option Plan and the RSU Plan.
“Incentive Securities” means, collectively, the Company Options and RSUs.
“Indemnified Persons” has the meaning specified in Section 4.10(4).
“Intellectual Property” means all intellectual property rights, including any of the following: (i) patents and patent applications; (ii) registered and unregistered trademarks, service marks and trade names, pending trademark and service mark registration applications; (iii) registered and unregistered copyrights, and applications for registration of copyrights; (iv) internet domain names; and (v) trade secrets.
“Interim Order” means the interim order of the Court pursuant to Section 193 of the ABCA, in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended, modified, supplemented or varied by the Court (provided that any such amendment, modification, supplement or variation is acceptable to the Company and the Purchaser, each acting reasonably).

“IT System” means any computer hardware, software, firmware, and other information technology equipment, systems, or networks that are, in each case, owned, leased or otherwise used or held for use by the Company or its Subsidiaries.
“Law” means, with respect to any Person, any and all applicable law, constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended unless expressly specified otherwise.
“Legacy Option Plan” means the Company’s rolling 10% stock option plan approved by the Shareholders on January 9, 2024.
“Lien” or “Liens” means any mortgage, charge, pledge, encumbrance, hypothec, security interest, prior claim or lien (statutory or otherwise), in each case, whether contingent or absolute.
“Locked-Up Securityholders” means each Person that has entered into a Support and Voting Agreement with the Purchaser.
“Matching Period” has the meaning specified in Section 5.4(1)(d).
“Material Adverse Effect” means any change, event, occurrence, effect or circumstance that, individually or in the aggregate with other such changes, events, occurrences, effects or circumstances, has or could reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, but excluding any change, event, occurrence, effect or circumstance arising out of, relating directly or indirectly to, resulting directly or indirectly from or attributable to:
(a)any change, event, occurrence, effect or circumstance generally affecting the industries, businesses or segments thereof, in which the Company and its Subsidiaries operate or carry on their business and in the jurisdictions in which the Company and its Subsidiaries operate or carry on their business;
(b)any change, development or condition in or relating to global, national or regional political conditions (including strikes, lockouts, riots, protests or facility closures for emergency purposes) or in general economic, business, banking, regulatory, currency exchange, interest rate, rates of inflation or market conditions or in national or global financial or capital markets;
(c)any change, development or condition resulting from any act of sabotage, espionage, hacking, cyberattack or terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of sabotage, terrorism, hostilities or war;
(d)any epidemic, pandemic or disease outbreak or any worsening thereof including any response of Governmental Entities thereto;
(e)any hurricane, flood, tornado, earthquake or other natural disaster, man-made disaster or force majeure event or any worsening thereof;
(f)any Tariff Event or change in Law or in any interpretation, application or non-application of any Laws by any Governmental Entity, in each case, after the date hereof;
(g)any change in applicable generally accepted accounting principles, including IFRS;

(h)any action taken (or omitted to be taken) by the Company or any of its Subsidiaries which is required to be taken (or omitted to be taken) pursuant to this Agreement or that is requested or consented to by the Purchaser in writing;
(i)any matter which has been disclosed by the Company in the Company Disclosure Letter or in the Company Filings prior to the date hereof;
(j)the identity of, or any facts or circumstances specifically relating to the Parent or the Purchaser or their respective affiliates;
(k)the failure of the Company to meet any internal, published or public projections, forecasts, guidance or estimates, including without limitation of revenues, earnings or cash flows (it being understood that the causes underlying such failure may, to the extent not otherwise excluded from this definition of “Material Adverse Effect”, be taken into account in determining whether a Material Adverse Effect has occurred);
(l)the execution, announcement, pendency or performance of this Agreement or consummation of the Arrangement including (i) any steps taken pursuant to Section 4.4 and (ii) any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company or any of its Subsidiaries with any of its current or prospective employees, lenders, shareholders, suppliers or other business partners; or
(m)any change in the market price or trading volume of any securities of the Company (it being understood that the causes underlying such change in market price or trading volume may, to the extent not otherwise excluded from this definition of “Material Adverse Effect”, be taken into account in determining whether a Material Adverse Effect has occurred);
provided, however, (i) if an effect referred to in clauses (a) through to and including (e) above, materially and disproportionately adversely effects the Company and its Subsidiaries, taken as a whole, relative to other comparable companies and entities operating in the industries and businesses in which the Company and its Subsidiaries operate, such effect may be taken into account in determining whether a Material Adverse Effect has occurred, but only to the extent of the incremental disproportionate effect; and (ii) references in certain Sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative for purposes of determining whether a “Material Adverse Effect” has occurred.
“Material Contract” means any Contract (other than any Employee Plan except as specifically listed below):
(a)(i) with the top ten (10) customers of the Company and its Subsidiaries; and (ii) with the top ten (10) vendors of the Company and its subsidiaries, in each case, on a consolidated basis, based on field margin as of the trailing twelve (12) month period ending June 30, 2025;
(b)under which the Company or any of its Subsidiaries received payments in excess of $1,000,000.00 during the fiscal year ended December 31, 2024 or expects to receive payments in excess of $1,000,000.00 during the fiscal year ended December 31, 2025;
(c)under which the Company or any of its Subsidiaries made payments in excess of $1,000,000.00 during the fiscal year ended December 31, 2024 or is obligated to make payments in excess of $1,000,000.00 during the fiscal year ended December 31, 2025;
(d)involving aggregate consideration in excess of $500,000 and requiring performance by any party more than one year from the date hereof, which, in each case, cannot be canceled without penalty or without more than 120 days’ notice, other than an employment Contract;

(e)under which indebtedness for borrowed money in excess of $1,000,000.00 is or may become outstanding, including the Credit Facilities, but excluding any such Contract between two or more wholly-owned Subsidiaries of the Company or between the Company and one or more of its wholly-owned Subsidiaries;
(f)relating to the guarantee by the Company or any of its Subsidiaries of any liabilities or obligations of another Person other than the Company or any of its Subsidiaries in excess of $500,000.00;
(g)that provide for the indemnification of any Person or the assumption of any liabilities of any Person in excess of $500,000;
(h)(i) under which the Company or any of its Subsidiaries grants or receives any license or other right in, to, or under any Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole, other than (x) Contracts containing a non-exclusive license or right to use commercially available unmodified software, (y) non-exclusive licenses granted to, or received from, customers or service providers in the Ordinary Course, and (z) assignments from employees or contractors; or (ii) which restricts the Company or any of its Subsidiaries’ use of Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole, in any material respect;
(i)that is a partnership agreement, limited liability company agreement, joint venture agreement or similar agreement or arrangement, relating to the formation, creation or operation of any partnership, limited liability company or joint venture in which the Company or any of its Subsidiaries is a partner, member or joint venturer (or other participant), but excluding any such partnership, limited liability company or joint venture which is a wholly-owned Subsidiary of the Company;
(j)providing for the purchase, sale or exchange of, or option to purchase, sell or exchange, any property or asset where the purchase or sale price or agreed value or fair market value of such property or asset exceeds $500,000.00;
(k)that obligates the Company or any of its Subsidiaries to make any capital investment or capital expenditure in excess of $500,000.00 during the remaining life of the Contract;
(l)providing for any termination, severance, retention, transaction or change in control payments or benefits that could exceed $500,000.00 for any one Company Employee;
(m)providing for the lease of any real or personal property with annual payments in excess of $100,000;
(n)that is a Collective Agreement;
(o)that limit or restricts in a manner: (i) the ability of the Company or any of its Subsidiaries to engage in any line of business or carry on business in any geographic area; or (ii) the scope of Persons to whom the Company or any of its Subsidiaries may sell products or conduct business, including pursuant to any “most favored nation”, “exclusivity”, right of first refusal, rights of first negotiation or similar rights to any Person;
(p)that is a shareholder agreement, investors agreement or similar agreement; or
(q)that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Effect.

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions.
“Misrepresentation” has the meaning specified under Securities Laws.
“Money Laundering Laws” has the meaning specified in Paragraph (30) of Schedule C.
“NI 52-109” means National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings.
“No Action Letter” means written confirmation from the Commissioner of Competition that he or she does not, at that time, intend to make an application under Section 92 of the Competition Act in respect of the transactions contemplated by this Agreement.
“officer” has the meaning specified in the Securities Act (Alberta).
“Optionholders” means the holders of Company Options.
“Ordinary Course” means, with respect to an action taken by the Company or its Subsidiaries, that such action is consistent with the past practices of the Company and its Subsidiaries and is taken in the ordinary course of the operations of the business of the Company and its Subsidiaries.
“Outside Date” means February 6, 2026, or such later date as may be agreed to in writing by the Parties, subject to the right of any Party to extend the Outside Date for up to an additional 60 days (in 30-day increments) if the Competition Act Approval or the Final Order have not been obtained and have not been denied by a non-appealable decision of a Governmental Entity, by giving written notice to the other Parties to such effect no later than 5:00 p.m. (Calgary time) on the date that is not less than 5 days prior to the original Outside Date (and any subsequent Outside Date); provided that notwithstanding the foregoing, a Party shall not be permitted to extend the Outside Date if the failure to obtain the Competition Act Approval or the Final Order is primarily the result of such Party’s failure to comply with its covenants herein.
“Owned Structures” has the meaning specified in paragraph (19(a)(vii)) of Schedule C.
“Parent” has the meaning specified in the preamble to this Agreement.
“Parties” means, collectively, the Company, the Purchaser and the Parent, and “Party” means any one of them.
“Payoff Letter” has the meaning specified in Section 4.6.
“Permitted Liens” means, as of any particular time and in respect of any Person, each of the following Liens:
(a)Liens for Taxes which are not due or delinquent or that are being contested in good faith and that have been adequately reserved on the Company’s financial statements;
(b)Liens of contractors, subcontractors, mechanics, materialmen, carriers, workmen, suppliers, warehousemen, repairmen and similar Liens granted or which arise in the Ordinary Course;
(c)Liens arising under or in connection with zoning, building codes and other land use Laws regarding the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Entity;

(d)the right reserved to or vested in any Governmental Entity by any statutory provision or by the terms of any lease, license, franchise, grant, Authorization or permit of the Company or any of its Subsidiaries, to terminate any such lease, license, franchise, grant, Authorization or permit, or to require annual or other payments as a condition of their continuance;
(e)any reservations, exceptions, limitations, provisos and conditions contained in any original Crown grant or patent;
(f)non-exclusive licenses to use Intellectual Property granted in the Ordinary Course;
(g)easements, rights-of-way, encroachments, restrictions, covenants, conditions and other similar matters that, individually or in the aggregate, do not materially and adversely impact the Company’s and its Subsidiaries’ current or contemplated use or occupancy of any Company Leased Property;
(h)Liens arising under conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course;
(i)statutory landlords’ liens granted to landlords in respect of any Company Leased Properties;
(j)Liens encumbering a landlord’s interest of the real property underlying a Company Leased Property that, individually or in the aggregate, do not materially and adversely impair the Company’s and its Subsidiaries’ current or contemplated use or occupancy of such Company Leased Property;
(k)Liens granted under, or permitted by, the Credit Facilities;
(l)such other imperfections of title or Liens that, individually or in the aggregate, do not material and adversely impair the Company’s and its Subsidiaries’ current or contemplated use or occupancy of the properties or assets subject thereto or affected thereby; and
(m)Liens disclosed in the Company Disclosure Letter.
“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including a Governmental Entity), syndicate or other entity, whether or not having legal status.
“Personal Information” means: (i) any information which relates to an individual and directly or indirectly allows that individual to be identified; and (ii) any information that is defined as "personal information", "personal data", "personally identifiable information," or words of similar import under Law.
“Plan of Arrangement” means the plan of arrangement, substantially in the form set out in Schedule A, subject to any amendments or variations to such plan of arrangement made in accordance with this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.
“Purchaser” has the meaning specified in the preamble hereto.
“Registrar” means the registrar appointed pursuant to Section 263 of the ABCA.
“Regulatory Approvals” means any consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Entity, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Entity, in each case in connection with the Arrangement and includes the Competition Act Approval.
“Representatives” means, with respect to any Person, any officer, director, employee, representative, consultant, advisor (including any financial, legal or other advisor) or agent of such Person.
“RSU Plan” means the Company’s restricted share unit plan approved by the Shareholders on September 24, 2024.
“RSUs” means the outstanding restricted share units issued under the RSU Plan.
“Securities Authority” means the Alberta Securities Commission and any other applicable securities commissions or securities regulatory authority of a province or territory of Canada.
“Securities Laws” means the Securities Act (Alberta) and any other applicable Canadian provincial and territorial securities Laws, rules and regulations and published policies thereunder.
“SEDAR+” means the System for Electronic Document Analysis and Retrieval + maintained on behalf of the applicable Securities Authorities.
“Shareholders” means the registered and/or beneficial holders of Shares, as the context requires.
“Shares” means the Class A common shares in the capital of the Company and includes, for greater certainty, any Shares issued upon the valid exercise or settlement of any Incentive Securities.
“Software” means software, firmware, middleware, and computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code, executable or binary code.
“Special Committee” means the special committee consisting of members of the Board formed in connection with the Arrangement and the other transactions contemplated by this Agreement.
“Subsidiary” has the meaning specified in the Securities Act (Alberta).
“Superior Proposal” means an unsolicited written bona fide Acquisition Proposal to acquire not less than 100% of the outstanding Shares, other than Shares owned by the Person or Persons making the Acquisition Proposal, or all or substantially all of the assets of the Company on a consolidated basis, made after the date hereof, by a Person other than Purchaser or the Parent that:
(a)is not subject to any financing condition and in respect of which it has been demonstrated to the satisfaction of the Board, in its good faith judgement after consultation with its financial and legal advisors, that adequate arrangements have been made in respect of financing required to complete such Acquisition Proposal;
(b)the Board and any relevant committee thereof has determined in good faith and after consultation with its financial and legal advisors, is reasonably capable of being completed in accordance with its terms without undue delay, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal;
(c)complies with applicable Laws and that did not result from or involve a breach of any agreement by the Person making such proposal or a breach of Section 5.1;

(d)is not subject to any due diligence condition; and
(e)the Board determines, in its good faith judgement after consultation with its financial advisors would, if consummated in accordance with its terms, result in a transaction that, from a financial point of view, is more favourable for the Shareholders than the transactions contemplated by this Agreement (including in each case after taking into account any modifications to this Agreement proposed by Purchaser as contemplated by Section 5.4(2));
“Superior Proposal Notice” has the meaning specified in Section 5.4(1)(b).
“Support and Voting Agreements” means the support and voting agreements (including all amendments thereto) between the Purchaser and the Locked-Up Securityholders, setting forth the terms and conditions upon which the have agreed, among other things, to vote their Shares in favour of the Arrangement Resolution substantially in the forms set out in Schedule E.
“Tariff Event” means (a) changes in interest, currency or exchange rates, commodity prices, tariffs, anti-dumping or countervailing duties, surtaxes or any trade wars, or (b) worsening of, or other effects, events, occurrences, circumstances or changes arising out of, any of the effects, events, occurrences, circumstances or changes in the foregoing.
“Tax Act” means the Income Tax Act (Canada).
“Tax Returns” means any and all returns, reports, declarations, elections, notices, forms, designations, filings, and statements (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes.
“Taxes” means: (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii); (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iv) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any other Person.
“Terminating Party” has the meaning specified in Section 4.9(3).
“Termination Amount” has the meaning specified in Section 8.2(2).
“Termination Amount Event” has the meaning specified in Section 8.2(2).
“Termination Notice” has the meaning specified in Section 4.9(3).

“Third Party Beneficiaries” has the meaning specified in Section 8.6.
“TSX-V” means the TSX Venture Exchange.
“Unauthorized Code” means any virus, trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm software, hardware, or data.
“wilful breach” of any representation, warranty or covenant by a Party means that, as applicable, a senior officer of the applicable Party (a) as to a representation or warranty herein, had actual knowledge that a representation or warranty of the Party to which he or she served as a senior officer was materially false when made or (b) as to a covenant herein, directed or allowed the Party to take an action, fail to take action or permit an action to be taken or occur that he or she knew at such time constituted a material breach of a covenant herein by such Party.
Section 1.2Certain Rules of Interpretation

In this Agreement, unless otherwise specified:

(a)Headings, etc. The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Agreement.
(b)Currency. All references to dollars or to $ are references to Canadian dollars, unless specified otherwise.
(c)Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.
(d)Certain Phrases, etc. The words: (i) “including”, “includes” and “include” mean “including (or includes or include) without limitation”; (ii) “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”; and (iii) unless stated otherwise, “Article”, “Section”, and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Agreement. The term “Agreement” and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it. The term “made available” or “provided” in Schedule C means: (i) copies of the subject materials were included in the Data Room; (ii) copies of the subject materials were provided to the Purchaser, the Parent, or their respective Representatives; or (iii) the subject material was listed in the Company Disclosure Letter or referred to in the Data Room and copies were provided to the Purchaser, the Parent or their respective Representatives by the Company if requested.
(e)Capitalized Terms. All capitalized terms used in any Schedule or in the Company Disclosure Letter have the meanings specified to them in this Agreement.
(f)Knowledge. Where any representation or warranty is expressly qualified by reference to the knowledge of the Company, or where any other reference to the knowledge of the Company is made, it is deemed to refer to the actual knowledge of each of the Chief Executive Officer and the Chief Financial Officer of the Company, in their respective capacity as officers of the Company and not in their personal capacity, after making reasonable inquiries of such Persons (that are direct reports) as reasonably necessary as to the matters that are the subject of the representations and warranties.
(g)Accounting Terms. Except as otherwise specifically provided for in this Agreement, all accounting terms are to be interpreted in accordance with IFRS and all determinations of an accounting nature in respect of the Company required to be made shall be made in a manner consistent with IFRS.
(h)Statutes. Any reference to a statute refers to such statute and all rules, resolutions and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.
(i)Computation of Time. A period of time is to be computed as beginning on the day following the event that began the period and ending at 5:00 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 5:00 p.m. on the next Business Day if the last day of the period is not a Business Day. If the date on which any action is required or permitted to be taken under this Agreement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.
(j)Time References. References to time are to local time, Calgary, Alberta.
(k)Schedules. The schedules attached to this Agreement and the Company Disclosure Letter form an integral part of this Agreement for all purposes of it.
Article 2
THE ARRANGEMENT

Section 2.1Arrangement

The Parties agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions of this Agreement and the Plan of Arrangement.

Section 2.2Interim Order

As soon as reasonably practicable after the date of this Agreement, the Company shall apply in a manner reasonably acceptable to the Purchaser pursuant to Section 193 of the ABCA and, in cooperation with the Purchaser, prepare, file and diligently pursue an application for the Interim Order, which must provide, among other things:

(a)for the classes of Persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;
(b)that the required level of approval for the Arrangement Resolution shall be (i) two-thirds of the votes cast on such resolution by Affected Securityholders present in person or represented by proxy at the Company Meeting and (ii) if required, a simple majority of the votes cast on such resolution by Affected Securityholders present in person or represented by proxy at the Company Meeting excluding, for the purposes of this clause (ii), votes attached to Shares and Company Options held by Persons described in items (a) through (d) of Section 8.1(2) of MI 61-101;
(c)that, in all other respects, the terms, restrictions and conditions of the Company’s Constating Documents, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;
(d)for the grant of Dissent Rights to those Shareholders who are registered or beneficial Shareholders as of the record date for the purposes of determining the Shareholders entitled to receive notice of and to vote at the Company Meeting and who are registered Shareholders prior to the deadline for exercising Dissent Rights as contemplated in the Plan of Arrangement;
(e)for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(f)that the Company Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement or as otherwise agreed to by the Parties without the need for additional approval of the Court and without the necessity of first convening the Company Meeting or obtaining any vote of the Shareholders and notice of any such adjournment(s) or postponement(s) may be given by such method as the Board may determine is appropriate in the circumstances;
(g)for the fixing of the record date and that the record date for the Shareholders entitled to notice of and to vote at the Company Meeting will not change in respect of any adjournment(s) or postponement(s) of the Company Meeting, unless required by Law; and
(h)for such other matters as the Purchaser or the Company, subject to obtaining the consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed, may reasonably require or request.
Section 2.3The Company Meeting

Subject to the terms of this Agreement and the receipt of the Interim Order, the Company shall:

(a)convene and conduct the Company Meeting in accordance with the Interim Order, the Company’s Constating Documents and Law as soon as reasonably practicable (and the Company shall use commercially reasonable efforts to do so on or before December 10, 2025), and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Meeting without the prior written consent of the Purchaser, except: (i) as required or permitted under Section 5.4(4); (ii) as required for quorum purposes (in which case, the Company Meeting shall be adjourned and not cancelled); (iii) as required by Law or by a Governmental Entity; or (iv) for adjournments or postponements for not more than ten (10) Business Days in the aggregate for the purposes of attempting to solicit proxies to obtain the requisite approval of the Arrangement Resolution;
(b)use commercially reasonable efforts to solicit proxies in favour of the approval of the Arrangement Resolution and against any resolution submitted by any Person that is inconsistent with the Arrangement Resolution and the completion of any of the transactions contemplated by this Agreement, including, if so requested by the Purchaser, using proxy solicitation services firms reasonably acceptable to the Company and the Purchaser, the expenses of which shall be shared 50% by each of the Company and the Purchaser, to solicit proxies in favour of the approval of the Arrangement Resolution, provided that the Company shall not be required to continue to solicit proxies from Affected Securityholders in favour of the approval of the Arrangement Resolution, or take any other actions under this Section 2.3(b), if a Change in Recommendation has been made in accordance with this Agreement;
(c)provide the Purchaser with copies of, or access to, all material information regarding the Company Meeting generated by any proxy solicitation services firm retained by the Company, as reasonably requested from time to time by the Purchaser;
(d)give notice to the Purchaser of the Company Meeting and allow the Purchaser’s Representatives to attend the Company Meeting;
(e)advise the Purchaser, at such times as the Purchaser may reasonably request and at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Company Meeting, as to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution;
(f)promptly advise the Purchaser of any material communication (written or oral) from or claims brought by (or threatened to be brought by) any Person in opposition to the Arrangement (except for communications from any Person that purports to hold less than 1.0% of the Shares) and any purported exercise or withdrawal of Dissent Rights by Shareholders; and

(g)not change the record date for the Shareholders entitled to vote at the Company Meeting in connection with any adjournment or postponement of the Company Meeting unless required by Law or the Interim Order or as otherwise contemplated under the terms of this Agreement.
Section 2.4The Company Circular

(1)Subject to the Purchaser’s and the Parent’s compliance with Section 2.4(4), the Company shall prepare and complete the Company Circular together with any other documents required by Law in connection with the Company Meeting and the Arrangement, and the Company shall, after obtaining the Interim Order, cause the Company Circular and such other documents to be filed and sent to each Affected Securityholder and other Persons as required by the Interim Order and Law, in each case using commercially reasonable efforts so as to permit the Company Meeting to be held by the date specified in Section 2.3.
(2)On the date of mailing thereof, the Company shall ensure that the Company Circular complies in all material respects with Law, does not contain any Misrepresentation (provided that the Company shall not be responsible for the accuracy of any information furnished by the Purchaser or the Parent in writing specifically for purposes of inclusion in the Company Circular pursuant to Section 2.4(4) and provides the Affected Securityholders with sufficient information to permit them to form a reasoned judgement concerning the matters to be placed before the Company Meeting. Without limiting the generality of the foregoing, the Company Circular must include: (i) copies of the Fairness Opinions; (ii) unless a Change in Recommendation has been made in accordance with this Agreement prior to the date of the Company Circular, a statement that the Special Committee has received the Fairness Opinions and has, after receiving legal and financial advice, recommended that the Board approve the Arrangement and recommend that the Affected Securityholders vote in favour of the Arrangement Resolution; (iii) unless a Change in Recommendation has been made in accordance with this Agreement prior to the date of the Company Circular, a statement that the Board has received the Fairness Opinions and has, after receiving legal and financial advice, determined that the Arrangement is in the best interests of the Company and recommends that the Affected Securityholders vote in favour of the Arrangement Resolution (the “Board Recommendation”); and (iv) a statement that each of the Locked-Up Securityholders has entered into a Support and Voting Agreement pursuant to which such Locked-Up Securityholder has agreed to vote all of such Locked-Up Securityholder’s Shares and/or Incentive Securities in favour of the Arrangement Resolution.
(3)The Company shall give the Purchaser and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Circular and other related documents, and shall give reasonable consideration to any comments made by the Purchaser or the Parent and its legal counsel, and agrees that all information relating solely to the Purchaser or the Parent included in the Company Circular must be in a form and content satisfactory to the Purchaser, acting reasonably.
(4)The Purchaser and the Parent shall provide to the Company in writing, on a timely basis, all necessary information concerning the Purchaser and its affiliates that is required by Law to be included by the Company in the Company Circular and shall ensure that such information does not contain any Misrepresentation.
(5)The Purchaser shall indemnify and save harmless the Company and its Representatives from and against any and all liabilities, claims, demands, losses, costs, damages and expenses to which the Company or any of its Representatives may be subject or which the Company or any of its Representatives may suffer as a result of, or arising from, any Misrepresentation contained in any information included in the Circular that was furnished in writing by the Purchaser, its affiliates and their respective Representatives acting on their behalf, for inclusion in the Company Circular.
(6)Each Party shall promptly notify the other Parties if it becomes aware that the Company Circular contains a Misrepresentation, or otherwise requires an amendment or supplement. The Parties shall co-operate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly mail, file or otherwise publicly disseminate any such amendment or supplement to the Affected Securityholders and, if required by the Court or by Law, file the same with the Securities Authorities or any other Governmental Entity.

Section 2.5Final Order

If the Interim Order is obtained and the Arrangement Resolution is passed at the Company Meeting as provided for in the Interim Order, the Company shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 193 of the ABCA, as soon as reasonably practicable, but in any event not later than five (5) Business Days after the Arrangement Resolution is passed at the Company Meeting, or within such other period as the Parties may agree, each acting reasonably.

Section 2.6Court Proceedings

(1)The Purchaser and the Parent shall cooperate with and assist the Company in, and consent to the Company, seeking the Interim Order and the Final Order, including by providing the Company on a timely basis any information regarding the Purchaser, the Parent and their respective affiliates as reasonably requested by the Company or as required by Law to be supplied by the Purchaser and the Parent in connection therewith.
(2)In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, in each case subject to Law, the Company shall diligently pursue, and cooperate with the Purchaser in diligently pursuing, the Interim Order and the Final Order, and the Company will provide the Purchaser and its legal counsel with reasonable opportunity to review and comment upon drafts of all materials to be filed with the Court in connection with the Arrangement, prior to the service and filing of such materials, and will give reasonable consideration to any such comments of the Purchaser and its legal counsel with respect to any information required to be supplied by the Purchaser or the Parent and included in such materials. The Company will ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with the terms of this Agreement and the Plan of Arrangement. In addition, the Company will not object to legal counsel to the Purchaser making such submissions on the application for the Interim Order and the Final Order as such counsel considers appropriate, acting reasonably, provided the Purchaser provides copies to the Company of all materials and supporting submissions with sufficient time prior to the hearing and such submissions are consistent in all material respects with this Agreement and the Plan of Arrangement. The Company will also provide legal counsel to the Purchaser with copies of any notice and evidence served on the Company or its legal counsel in respect of the application for the Final Order or any appeal therefrom, and any substantive notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or Final Order.
Section 2.7Articles of Arrangement and Effective Date

(1)The Articles of Arrangement shall implement the Plan of Arrangement. The Articles of Arrangement shall include the Plan of Arrangement attached to this Agreement as Schedule A and any amendments or variations thereto made in accordance with the terms of this Agreement or made at the direction of the Court in the Final Order with the consent of the Company and the Purchaser, each acting reasonably.
(2)Unless another time or date is agreed to in writing by the Parties, the completion of the Arrangement (the “Closing”), including the sending of the Articles of Arrangement to the Registrar by the Company, will take place on the third Business Day after the satisfaction, or where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of the conditions set out in Article 6 (excluding conditions that, by their terms, are to be satisfied on the Effective Date, but subject to the satisfaction, or where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of those conditions as of the Effective Date). The Closing will take place: (i) by remote communication and by the exchange of documents by electronic transaction; or (ii) as may otherwise be agreed upon by the Parties.
Section 2.8Payment of Consideration

(1)The Purchaser shall, by no later than the Closing and in any event prior to the sending by the Company of the Articles of Arrangement to the Registrar in accordance with Section 2.7(2), deposit with, or cause to be deposited with, the Depositary sufficient funds to be held in escrow (the terms and conditions of such escrow to be satisfactory to the Company and the Purchaser, each acting reasonably) to satisfy the aggregate Consideration payable to Shareholders pursuant to the Plan of Arrangement.
(2)The Purchaser shall, upon prior written request of the Company, by no later than the Closing and in any event prior to the sending by the Company of the Articles of Arrangement to the Registrar in accordance with Section 2.7(2), advance or cause to be advanced to the Company or to any applicable Subsidiary of the Company or as otherwise determined by the Parties on terms and conditions to be agreed by the Company, the Purchaser and the Parent as applicable, each acting reasonably) sufficient funds equal to the aggregate amount required to be paid (i) in respect of the Company Transaction Costs; and (ii) as set forth in the Payoff Letter with respect to the Credit Facilities in order to effect the Credit Facility Terminations.
Section 2.9Adjustment to Consideration

If, on or after the date of this Agreement, the Company sets a record date for any dividend or other distribution on the Shares that is prior to the Effective Date, then: (i) to the extent that the amount of such dividends or distributions per Share does not exceed the Consideration, the Consideration shall be reduced by the amount of such dividends or distributions; and (ii) to the extent that the amount of such dividends or distributions per Share exceeds the Consideration, such excess amount shall be placed in escrow for the account of the Purchaser or another Person designated by the Purchaser.

Section 2.10Withholding Taxes

The Purchaser, the Company, any Subsidiary of the Company and the Depositary, as applicable, shall be entitled to deduct and withhold from any amount otherwise payable or deliverable under this Agreement and/or the Plan of Arrangement to any Person such amounts as the Purchaser, the Company, any Subsidiary of the Company or the Depositary, as applicable, are required to deduct and withhold, or reasonably believe to be required to deduct and withhold, from such amount otherwise payable or deliverable under any provision of any Laws in respect of Taxes. Any such amounts will be deducted, withheld and remitted from the amount otherwise payable or deliverable pursuant to the Plan of Arrangement or this Agreement and shall be treated for all purposes under the Plan of Arrangement and this Agreement as having been paid to the Person in respect of which such deduction, withholding and remittance was made; provided that such deducted and withheld amounts are actually remitted to the appropriate Governmental Entity.

Section 2.11List of Shareholders

At the reasonable request of the Purchaser from time to time, the Company shall, as soon as reasonably practicable, provide the Purchaser with a list of the registered Shareholders, together with their addresses and respective holdings of Shares, with a list of the names and addresses and holdings of all Persons having rights issued by the Company to acquire Shares (including holders of Company Options) and a list of non-objecting beneficial owners of Shares, together with their addresses and respective holdings of Shares, all as of a date that is as close as reasonably practicable prior to the date of delivery of such lists. The Company shall from time to time require that its registrar and transfer agent furnish the Purchaser with such additional information, including updated or additional lists of Shareholders and lists of holdings, as the Purchaser may reasonably request.

Section 2.12Incentive Securities

(1)The Parties acknowledge that the outstanding Incentive Securities shall be treated in accordance with the provisions of the Plan of Arrangement.
(2)Promptly after the Effective Time (but in any event, no later than the first regularly scheduled payroll date that is at least three (3) Business Days following the Closing), the Purchaser shall cause the Company to pay to the holders of Incentive Securities, through the payroll systems of the Company with respect to any holders who are Company Employees, directors of the

Company or former employees or directors of the Company, all amounts required to be paid to the holders of such Incentive Securities in accordance with the Plan of Arrangement, less any Tax withholding required under Law or in accordance with Section 2.10, in respect of such Incentive Securities. The Purchaser shall also cause the Company to remit any Taxes withheld under Law or in accordance with Section 2.10 and any other payroll Taxes payable, in each case, in respect of such Incentive Securities, to the appropriate Governmental Entities and within the time limits permitted by Law.
(3)The Parties acknowledge that no deduction will be claimed by the Company or any Person not dealing at arm’s length with the Company in respect of any payment made to a holder of Company Options in respect of the Company Options pursuant to the Plan of Arrangement who is a resident of Canada or who is employed in Canada (all within the meaning of the Tax Act), in computing the Company’s, or any Person not dealing at arm’s length with the Company, taxable income under the Tax Act to the extent the holder would be entitled to a deduction under paragraph 110(1)(d) of the Tax Act where the Company makes an election pursuant to subsection 110(1.1) of the Tax Act and in such circumstance the Purchaser shall cause the Company to: (i) make an election pursuant to subsection 110(1.1) of the Tax Act in respect of the cash payments made in exchange for the surrender of Company Options; and (ii) provide evidence in writing of such election to holders of Company Options. The Parties acknowledge it is being understood that holders of Company Options will be entitled to claim any deductions available to such persons pursuant to the Tax Act in respect of the calculation of any benefit arising from the surrender of Company Options.
Section 2.13Guarantee

The Parent hereby unconditionally and irrevocably guarantees in favour of the Company the due and punctual performance by the Purchaser of each and every of the Purchaser’s covenants, obligations and undertakings hereunder, including, without limitation, the payment of the aggregate Consideration payable to Shareholders in accordance with the terms of this Agreement and the Plan of Arrangement and all other amounts payable by the Purchaser pursuant to Section 2.8, which guarantee will remain in force until all such covenants, obligations and undertakings have been satisfied in full and the Parent agrees to be jointly and severally liable with the Purchaser for the truth, accuracy and completeness of all of the Purchaser’s representations and warranties hereunder. The Parent hereby agrees that its guarantee is continuing in nature and full and unconditional, and no release or extinguishments of the Purchaser’s liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, will affect the continuing validity and enforceability of the Parent’s guarantee. The Parent hereby agrees that the Company shall not have to proceed first against the Purchaser in respect of any such matter before exercising its rights under this guarantee against the Parent and the Parent agrees to be jointly and severally liable with the Purchaser for all guaranteed obligations as if it were the principal obligor of such obligations. The Parent acknowledges that the Company is relying on this Section 2.13 in entering into this Agreement.

Section 2.14Company Support and Voting Agreements

Company has, concurrently with the signing of this Agreement, delivered to Purchaser the executed Support and Voting Agreements, representing at least 50% of the outstanding Shares.

Article 3
REPRESENTATIONS AND WARRANTIES

Section 3.1Representations and Warranties of the Company

(1)Except as set forth in the Company Disclosure Letter it being expressly understood and agreed that the disclosure of any fact or item in any section of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, disclosure for the purposes of) the representations and warranties of the Company that are contained in the corresponding section of this Agreement, and any other representations and warranties of the Company contained in this Agreement to which its relevance to such other section, representation or warranty is manifestly apparent on its face, the Company represents and warrants to the Purchaser as set forth in Schedule C and acknowledges and agrees that the Purchaser is relying upon such representations and warranties in connection with the entering into of this Agreement.
(2)Except for the representations and warranties set forth in this Agreement, neither the Company nor any other Person has made or makes, and neither the Parent nor the Purchaser has relied upon, any other express or implied representation and warranty, either written or oral, on behalf of the Company. Without limiting the generality of the foregoing, except for the representations and warranties expressly described in Section 3.1(1), neither the Company nor any of its Subsidiaries nor any other Person has made or makes any representation or warranty to the Purchaser and the Parent with respect to: (i) any financial projection, forecast, guidance, estimate of revenues, earnings or cash flows, budget or prospective information relating to the Company or any of its Subsidiaries or their respective businesses, assets or operations; or (ii) any oral or written information furnished or made available to the Purchaser, the Parent or any of their respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the consummation of the Arrangement and the other transactions contemplated by this Agreement, including the accuracy, completeness or currentness thereof, and neither the Company nor any other Person will have any liability to the Purchaser or the Parent in respect of such information, including any subsequent use of such information.
(3)The representations and warranties of the Company contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.
Section 3.2Representations and Warranties of the Purchaser and the Parent

(1)Each of the Purchaser and Parent jointly and severally represent and warrant to the Company as set forth in Schedule D and acknowledges and agrees that the Company is relying upon such representations and warranties in connection with the entering into of this Agreement.
(2)Except for the representations and warranties set forth in this Agreement, neither the Purchaser nor the Parent nor any other Person has made or makes, and the Company has not relied upon, any other express or implied representation and warranty, either written or oral, on behalf of the Purchaser or the Parent.
(3)The representations and warranties of each of the Purchaser and the Parent contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.
Article 4
COVENANTS

Section 4.1Conduct of Business of the Company

(1)The Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except: (i) with the prior written consent of the Purchaser; (ii) as required or permitted by this Agreement or the Plan of Arrangement; (iii) as required by Law, a Governmental Entity or any Contract; or (iv) as contemplated by the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the Ordinary Course and in accordance with Laws in all material respects, and the Company shall use commercially reasonable efforts to maintain and preserve, in all material respects, its and its Subsidiaries’ business organization, assets, properties, goodwill and business relationships it currently maintains with employees, customers, suppliers, partners and other Persons with which the Company or any of its Subsidiaries has business relations. Notwithstanding the foregoing provisions of this Section 4.1(1), the Company shall not be deemed to have failed to satisfy its obligations under this Section 4.1(1) to the extent such failure resulted from the Company’s failure to take any action prohibited by Section 4.1(2) if the Company had requested but not received the consent of the Purchaser to take such action.

(2)Without limiting the generality of Section 4.1(1), the Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except: (i) with the prior written consent of the Purchaser; (ii) as required or permitted by this Agreement or the Plan of Arrangement; (iii) as required by Law, a Governmental Entity or any Contract; or (iv) as contemplated by the Company Disclosure Letter, the Company shall not, and shall cause each of its Subsidiaries not to, directly or indirectly:
(a)amend the Company Constating Documents or the constating documents of any Subsidiary;
(b)split, combine or reclassify any securities of the Company or of any Subsidiary of the Company;
(c)declare, set aside or pay any cash or non-cash dividend or make any other cash or non-cash payment or distribution in respect of outstanding Shares;
(d)redeem, repurchase, or otherwise acquire or offer to redeem, repurchase or otherwise acquire any securities of the Company or any of its Subsidiaries, except: (i) the redemption, repurchase or acquisition of securities of any wholly-owned Subsidiary of the Company by the Company or by any other wholly-owned Subsidiary of the Company; or (ii) the redemption, repurchase or acquisition of Incentive Securities in accordance with the terms of the applicable Incentive Plans or of Shares in accordance with any Employee Plan;
(e)issue, grant, deliver, sell, pledge or otherwise encumber (other than Permitted Liens), or authorize the issuance, grant, delivery, sale, pledge or other encumbrance of (other than Permitted Liens), any securities or any options, warrants or similar rights exercisable or exchangeable for or convertible into such securities, of the Company or any of its Subsidiaries, except for: (i) the issuance of Shares issuable upon the exercise or settlement of the currently outstanding Incentive Securities; (ii) the issuance of any securities of any Subsidiary of the Company to the Company or any other wholly-owned Subsidiary of the Company; or (iii) the issuance of Shares in the Ordinary Course under the Employee Plans or as required pursuant to obligations under the Employee Plans;
(f)make any loan or advance to, or any capital contribution or investment in, or assume, guarantee or otherwise become liable with respect to the liabilities of, any person, including, for the avoidance of doubt, any “investment” (within the meaning of subsection 212.3(10) of the Tax Act) in a corporation that is a non-resident or a “foreign affiliate” of the Company for purposes of the Tax Act other than in the Ordinary Course, provided in the case of any such proposed investment made in the Ordinary Course the Company will make reasonable efforts to avoid any such investment that it reasonably believes will result in the Company being deemed to have been paid a dividend pursuant to Section 212.3 of the Tax Act;
(g)acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, any assets, securities, properties, interests or businesses, having an aggregate cost in excess of $250,000.00 other than, for greater certainty, (i) procurement contracts in the Ordinary Course; and (ii) any acquisition of assets and other associated costs in connection with the expansion of Company’s facility at 4100, 77 St., Red Deer, Alberta T4P 3P7;
(h)sell, lease or otherwise transfer, directly or indirectly, in one transaction or in a series of related transactions, any of the Company’s or its Subsidiaries assets other than, for greater certainty, inventory sold in the Ordinary Course;
(i)adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Company or any of its Subsidiaries;
(j)make any Tax election, information schedule, return or designation, except in each case in the Ordinary Course, settle or compromise any Tax claim, assessment, reassessment or liability, or change any of its methods of reporting income, deductions or accounting for income Tax purposes;
(k)create, incur, assume or otherwise become liable, in one transaction or in a series of related transactions, with respect to any indebtedness for borrowed money or guarantees thereof in an amount, on a per transaction or series of related transactions basis, in excess of $500,000.00 other than: (i) indebtedness owing by one wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company or by the Company to another wholly-owned Subsidiary of the Company; (ii) in connection with the refinancing of indebtedness outstanding on the date hereof in the Ordinary Course; or (iii) in connection with advances under the Credit Facilities in the Ordinary Course;
(l)make any change in the Company’s accounting principles, except as required by concurrent changes in IFRS;
(m)grant any general increase in the rate of wages, salaries and bonuses of, or terminate any, Company Employees;
(n)(i) grant or enter into any Contract with respect to change of control, severance, retention or termination payments with Company Employees or grant any increase of benefits payable under the Company’s and its Subsidiaries’ current change of control, severance, retention or termination pay arrangements, plans, policies or Contracts; (ii) grant any incentive awards or bonuses to any Company Employees; or (iii) take any action to accelerate or modify the vesting, funding or payment of any compensation or benefit payable or to be provided, or to become payable, to any Company Employee other than as required by and in accordance with the provisions of any Contract or Employee Plan now in effect or in accordance with the Plan of Arrangement;
(o)adopt any new Employee Plan or material amendment or modification of an existing Employee Plan;
(p)commence, waive, release, assign, settle or compromise any litigation, proceedings or governmental investigations in excess of an amount of $200,000.00 individually or $500,000.00 in the aggregate or which would reasonably be expected to impede, prevent or delay the consummation of the transactions contemplated by this Agreement;
(q)make any capital expenditures or commitments to do so, other than as contemplated in the Company’s capital spending program as set out in Section 4.1(2)(q) of the Company Disclosure Letter;
(r)amend or modify in any respect or terminate or waive any material right under any Material Contract or enter into any contract or agreement that would be a Material Contract if in effect on the date hereof, except for the entering into of any Contract(s) on arm’s length terms with suppliers, customers, distributors and agents relating to the supply of goods or the provisions of services or the sale of inventory or license of products or services by the Company or any of its Subsidiaries;
(s)except as contemplated in Section 4.10, amend, modify, terminate, cancel or let lapse any material insurance (or re-insurance) policy of the Company or of any Subsidiary of the Company in effect on the date of this Agreement, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the terminated, cancelled or lapsed policies for substantially similar premiums are in full force and effect;
(t)enter into any transaction with a “related party” (within the meaning of MI 61-101) except for employment arrangements or other terms of engagement, expense reimbursements, expense accounts and advances to Company Employees and directors of the Company in the Ordinary Course or in connection with any exercise or settlement of any outstanding Incentive Securities in accordance with the terms of the applicable Incentive Plan;

(u)abandon or fail to diligently pursue any application for any material Authorizations or take any action, or fail to take any action, that could lead to the termination of any material Authorizations; or
(v)authorize, agree or resolve to do any of the foregoing.
Nothing contained in this Agreement will give the Purchaser or the Parent, directly or indirectly, the right to direct or control the Company’s business and operations prior to the Effective Date. Prior to the Effective Date, the Company will exercise, consistent with the terms of this Agreement, complete control and supervision over its business and operations. Nothing in this Agreement, including any of the restrictions set forth herein, will be interpreted in such a way as to place any Party in violation of Law.

Section 4.2Covenants of the Company Relating to the Arrangement

(1)The Company shall perform, and shall cause its Subsidiaries to perform, all obligations required to be performed by the Company or any of its Subsidiaries under this Agreement subject to the terms and conditions of this Agreement, reasonably co-operate with the Purchaser in connection therewith, and do all such other commercially reasonable acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, the Company shall and, where appropriate, shall cause each of its Subsidiaries to:
(a)use commercially reasonable efforts to satisfy all conditions precedent in this Agreement and take all steps set forth in the Interim Order and Final Order applicable to it and comply promptly with all requirements imposed by Law on it or its Subsidiaries with respect to this Agreement or the Arrangement;
(b)use commercially reasonable efforts to obtain resignations and mutual releases from each of its directors effective as of the Effective Time, in form and substance satisfactory to Purchaser, acting reasonably, which mutual releases shall contain exceptions for amounts or obligations owing to such directors for directors’ fees, payments in respect of payments due pursuant to the Arrangement as a Company Shareholder or holder of Company Options, or pursuant to indemnity or directors’ and officers’ insurance arrangements;
(c)use commercially reasonable efforts to obtain and maintain all third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are: (i) necessary to be obtained under the Material Contracts in connection with the Arrangement; or (ii) required in order to maintain the Material Contracts in full force and effect following completion of the Arrangement, in each case, on terms that are reasonably satisfactory to the Purchaser, and without paying, and without committing itself or the Purchaser to pay, any material consideration or incurring any material liability or obligation without the prior written consent of the Purchaser (it being expressly agreed by the Purchaser that the receipt of any such consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations is not a condition to the consummation of the Arrangement);
(d)use commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from the Company and its Subsidiaries relating to the Arrangement;
(e)use commercially reasonable efforts to, upon reasonable consultation with the Purchaser, oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement, this Agreement or the transactions contemplated by this Agreement;
(f)not take any action, or refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which would reasonably be expected to prevent,

materially delay or otherwise impede the consummation of the Arrangement or the transactions contemplated by this Agreement.
(2)The Company shall promptly notify the Purchaser in writing of:
(a)any Material Adverse Effect;
(b)any material notice or other material communication from any Governmental Entity received by the Company in connection with this Agreement (and, subject to Law, the Company shall contemporaneously provide a copy of any such written notice or communication to the Purchaser); or
(c)any material actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving the Company or any of its Subsidiaries that relate to the Arrangement, this Agreement or any of the transactions contemplated by this Agreement.
Section 4.3Covenants of the Purchaser and the Parent Relating to the Arrangement

(1)The Purchaser and the Parent shall perform all obligations required to be performed by them under this Agreement subject to the terms and conditions of this Agreement, reasonably co-operate with the Company in connection therewith, and do all such other commercially reasonable acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, the Purchaser and the Parent shall, and shall cause each of their respective affiliates to:
(a)use commercially reasonable efforts to satisfy all conditions precedent in this Agreement and take all steps set forth in the Interim Order and Final Order applicable to them and comply promptly with all requirements imposed by Law on any of them with respect to this Agreement or the Arrangement;
(b)cooperate with the Company in obtaining and maintaining all third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are: (i) necessary to be obtained under the Material Contracts in connection with the Arrangement; or (ii) required in order to maintain the Material Contracts in full force and effect following completion of the Arrangement, in each case, on terms that are reasonably satisfactory to the Purchaser, and without committing themselves or the Company to pay any material consideration or to incur any material liability or obligation that is not conditioned on consummation of the Arrangement;
(c)use commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from any of them relating to the Arrangement;
(d)use commercially reasonable efforts to, upon reasonable consultation with the Company, oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which they are a party or brought against any of them or their respective directors or officers challenging the Arrangement, this Agreement or the transactions contemplated by this Agreement; and
(e)not take any action, or refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which would reasonably be expected to prevent, materially delay or otherwise impede the consummation of the Arrangement or the transactions contemplated by this Agreement, including, for the avoidance of doubt, the taking of any action or the entering into of any transaction, including any merger, acquisition, joint venture, disposition, lease or contract that could reasonably be expected to prevent, delay or impede the obtaining of, or increase the risk of not obtaining, any Regulatory Approval or otherwise prevent, delay or impede the consummation of the transactions contemplated by this Agreement.

(2)The Purchaser shall promptly notify the Company in writing of:
(a)any change, event, occurrence, effect, state of facts and/or circumstance that, individually or in the aggregate would reasonably be expected to impair, impede or prevent either the Purchaser or the Parent from performing its obligations under this Agreement;
(b)any material notice or other material communication from Governmental Entity received by the Purchaser or the Parent in connection with this Agreement (and, subject to Law, the Purchaser shall contemporaneously provide a copy of any such written notice or communication to the Company); or
(c)any material actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving the Purchaser or the Parent that relate to the Arrangement, this Agreement or any of the transactions contemplated by this Agreement.
Section 4.4Regulatory Approvals

(1)Each Party hereto shall use its commercially reasonable efforts to obtain, or cause to be obtained, as promptly as possible, all Regulatory Approvals (including the Competition Act Approval) from all Governmental Entities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations under this Agreement, unless otherwise agreed in writing by the Parties, each acting reasonably. Each Party shall co-operate fully with the other Parties and their respective affiliates in promptly seeking to obtain all such Regulatory Approvals from such Governmental Entities. Without limiting the generality of the foregoing:
(a)the Purchaser and the Parent shall, as soon as reasonably practicable and in any event within five (5) Business Days following the date hereof or such other period of time as may be agreed to by the Parties file with the Commissioner of Competition a competition brief in respect of the transactions contemplated by this Agreement requesting an advance ruling certificate under section 102 of the Competition Act or in the alternative a No Action Letter and such submission shall explain why the transactions contemplated by this Agreement will not prevent or lessen, or be likely to prevent or lessen, competition substantially within the meaning of section 92 of the Competition Act; and
(b)the Purchaser and the Company shall, at the request of either Party, as soon as reasonably practicable and in any event within five (5) Business days following the date of such request or such other period of time as may be agreed to in writing by the Parties, file with the Commissioner of Competition a pre-merger notification pursuant to Part IX of the Competition Act in relation to the transactions contemplated by this Agreement.
(2)Each of the Purchaser and the Parent shall, and shall cause each of their respective affiliates to, use its commercially reasonable efforts to promptly and expeditiously take all steps in order to permit the Closing to occur at the earliest possible date and in any event prior to the Outside Date and to obtain the Regulatory Approvals at the earliest possible date including:
(a)not withdrawing any filings or notifications in respect of the Regulatory Approvals or agreeing to extend any waiting periods or review periods without the prior written consent of the Company; and
(b)promptly providing all information, documents and data to Governmental Entities as may be requested, required or ordered pursuant to statutory and non-statutory requests for information, supplemental information requests and any court orders in connection with the Regulatory Approvals.
(3)The Purchaser, the Parent and the Company will exchange advance drafts of all submissions, material correspondence (including emails), filings, presentations, applications, undertakings, consent agreements and other material documents made or submitted to or filed with any Governmental Entity in respect of this Agreement or the Arrangement, will consider in good faith any suggestions made by the other Parties and their counsel and will provide the other Parties and their counsel with final copies of all such material submissions, correspondence (including emails), filings, presentations, applications undertakings, consent agreements and other material documents, and all pre-existing business records or other documents, submitted to or filed with any Governmental Entity in respect of this Agreement or the Arrangement; provided, however, that competitively sensitive information may be provided only to the external legal counsel and external experts of the Parties. The Purchaser, the Parent and the Company will keep the other Parties and their respective counsel fully apprised of all material written (including email) and oral communications and all meetings with any Governmental Entity, and their staff, in respect of this Agreement or the Arrangement including providing copies of all material written (including email) communications on a timely basis, and will not participate in such material communications or meetings without giving the other Parties and their respective counsel the opportunity to participate therein, except to the extent that competitively sensitive information may be discussed, in which case the Purchaser, the Parent and the Company will allow external legal counsel for the other applicable Parties to participate.
(4)If any objections are asserted with respect to the transactions contemplated by this Agreement under any Law, or if any proceeding is instituted or threatened by any Governmental Entity challenging or which could lead to a challenge of any of the transactions contemplated by this Agreement as not in compliance with Law or as not satisfying any applicable legal text under a Law necessary to obtain the Regulatory Approvals, each of the Purchaser and the Parent shall, and shall cause each of their respective affiliates to, use their commercially reasonable efforts to resolve such objection or proceeding so as to allow the Effective Time to occur prior to the Outside Date.
(5)The Purchaser shall not, and shall cause its affiliates not to, acquire or agree to acquire (by merging or consolidating with, or by purchasing assets of or equity in, or by any other manner), any Person or portion thereof which competes, in any material respect, with the Company and its Subsidiaries, or otherwise acquire or agree to acquire any assets which compete, in any material respect, with the Company and its Subsidiaries, in each case, which could reasonably be expected to prevent, materially delay or otherwise impede the consummation of the Arrangement or the transactions contemplated by this Agreement, including, for the avoidance of doubt, by preventing, materially delaying or otherwise impeding the obtaining of any Regulatory Approval.
Section 4.5Access to Information; Confidentiality

(1)From the date hereof until the earlier of the Effective Time and the termination of this Agreement, subject to Law and the terms of any existing Contracts, the Company shall: (i) give to the Purchaser and its Representatives reasonable access to the offices, properties, books and records of the Company and its Subsidiaries during normal business hours; and (ii) furnish to the Purchaser and its Representatives such financial and operating data and other information as such Persons may reasonably request, in the case of each of clauses (i) and (ii) to the extent reasonably necessary to consummate the transactions contemplated by this Agreement or for integration planning purposes. Neither the Purchaser, the Parent nor any of their respective Representatives will contact directors, officers, employees, customers, suppliers or other business partners of the Company or of any of its Subsidiaries except after receiving the prior written consent of the Chief Executive Officer of the Company.
(2)This Section 4.5 shall not require the Company or its Subsidiaries to permit any access, or to disclose any information that in the reasonable good faith judgment of the Company, after consultation with external legal counsel, is likely to result in the breach of any Contract, any violation of any Law or cause any privilege (including attorney-client privilege) that the Company or its Subsidiaries would be entitled to assert to be undermined with respect to such information, provided that, the Parties hereto shall cooperate in seeking to find a way to allow disclosure of such information to the extent doing so could reasonably (in the good faith belief of such disclosing Party, after consultation with counsel) be managed through the use of customary “clean-room” arrangements.
(3)For greater certainty, the Purchaser, the Parent and their respective affiliates shall treat, and shall cause their respective Representatives to treat, all information furnished to the Purchaser, the Parent or any of their respective affiliates or Representatives in connection with the transactions contemplated by this Agreement or pursuant to the terms of this Agreement in accordance with the terms of the Confidentiality Agreement. Without limiting the generality of the foregoing, the Purchaser and the Parent each acknowledge and agree that the Company Disclosure Letter and all information contained in it is confidential and shall be treated in accordance with the terms of the Confidentiality Agreement.
Section 4.6Credit Facilities

The Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to deliver all notices and take all other actions reasonably required to facilitate, in accordance with the terms thereof and hereof, the termination of all commitments outstanding under the Credit Facilities, the repayment in full of all obligations, if any, outstanding thereunder, the release of all Liens, if any, securing such obligations, and the release of guarantees in connection therewith on the Effective Date (such termination, repayment and releases, the “Credit Facility Terminations”). In furtherance of the foregoing, the Company shall, and shall cause each of its applicable Subsidiaries to, deliver to the Purchaser on or prior to the Closing, an executed payoff letter (and similar instruments) with respect to the Credit Facilities (the “Payoff Letter”) and all related release and termination documentation, in each case, in form and substance customary for transactions of this type, from the applicable agent on behalf of the Persons to whom such indebtedness is owed (or, if there is no such agent, from the Persons to whom such indebtedness is owed), which Payoff Letter together with any related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection therewith relating to the assets, rights and properties of the Company and its Subsidiaries securing such indebtedness and any other obligations secured thereby, shall, upon the payment of the amount set forth in the Payoff Letter on the Effective Date, be released and terminated. Notwithstanding anything herein to the contrary, in no event shall this Section 4.6 require the Company or any of its Subsidiaries to cause the Credit Facility Terminations to be effective unless and until the Effective Time has occurred and the Purchaser has provided or caused to be provided to the Company or its Subsidiaries funds to pay in full the outstanding amounts required pursuant to the terms of the Payoff Letter in accordance with the obligations of the Purchaser under Section 2.8.

Section 4.7Pre-Acquisition Reorganization

The Company agrees that, upon the reasonable request by the Purchaser, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to: (i) effect such reorganizations of the Company’s and its Subsidiaries’ corporate structure, capital structure and assets or such other reorganization transactions as the Purchaser may request in writing, acting reasonably (each a “Pre-Acquisition Reorganization”); and (ii) co-operate with the Purchaser and its advisors in order to determine the manner in which any such Pre-Acquisition Reorganization might most effectively be undertaken; provided that any Pre-Acquisition Reorganization: (i) is not prejudicial to the Company or its securityholders in any material respect; (ii) does not require the Company to obtain the approval of the Shareholders and does not require the Company or any of its Subsidiaries to obtain the consent of any third party (including under any Authorization or Contract); (iii) does not impair, prevent or delay the consummation of the Arrangement or the ability of the Purchaser to obtain any financing required by it in connection with the transactions contemplated by this Agreement; (iv) is effected immediately prior to or contemporaneously with the Effective Time; (v) does not result in any breach by the Company or any of its Subsidiaries of any Contract, Authorization, organizational documents or Law; (vi) does not result in Taxes being imposed on, or any adverse Tax or other consequences to, any securityholder of the Company; (vii) does not require any director, officer, member, partner, accountant, legal counsel, employee or other Representative of the Company or any of its Subsidiaries to take any action that would be reasonably expected to result in such Person incurring personal liability; and (viii) shall not become effective unless the Purchaser and the Parent have waived or confirmed in writing to the Company the satisfaction of all conditions in their favour under this Agreement and shall have confirmed in writing to the Company that they are prepared, and able to promptly and without condition proceed to effect the Arrangement. The Purchaser and the Parent each hereby waive any breach of a representation, warranty or covenant by the Company, where such breach is a result of an action taken by the Company or a Subsidiary of the Company pursuant to a request by the Purchaser or the Parent in accordance with this Section 4.7. The Purchaser shall provide written notice to the Company of any proposed Pre-Acquisition

Reorganization at least fifteen (15) Business Days prior to the Effective Time. Upon receipt of such notice, the Purchaser and the Company shall work co-operatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do all such other acts and things as are reasonably necessary, to give effect to such Pre-Acquisition Reorganization. If the Arrangement is not completed, the Purchaser and the Parent (x) shall forthwith reimburse the Company for all costs and expenses, including legal fees and disbursements, incurred by the Company and its Subsidiaries in connection with any proposed Pre-Acquisition Reorganization; and (y) hereby indemnify and hold harmless the Company, its Subsidiaries and their respective directors, officers, employees, agents and representatives from and against any and all liabilities, losses, damages, Taxes, claims, costs, expenses, interest, awards, judgements and penalties suffered or incurred by any of them in connection with or as a result of any Pre-Acquisition Reorganization, or to reverse or unwind any Pre-Acquisition Reorganization.

Section 4.8Public Communications

The Parties shall co-operate in the preparation of presentations, if any, to the Shareholders regarding the Arrangement. Except as required by Law, a Party must not issue any press release or make any other public statement or disclosure with respect to this Agreement or the Arrangement without the consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed); provided that any Parties that, in the opinion of its legal counsel, is required to make disclosure by Law shall use its commercially reasonable efforts to give the other Party prior oral or written notice and a reasonable opportunity to review and comment on the disclosure. The Party making such disclosure shall give reasonable consideration to any comments made by the other Parties or their counsel, and if such prior notice is not possible, shall give such notice immediately following the making of such disclosure. The Parties agree to jointly issue a press release with respect to this Agreement as soon as practicable after its due execution. For the avoidance of doubt, none of the foregoing shall prevent the Company from making internal announcements to employees and having discussions with shareholders, financial analysts and other stakeholders in respect of the Arrangement and the transactions contemplated by this Agreement so long as such announcements and discussions are consistent in all material respects with the most recent press releases, public disclosures or public statements made by the Company with respect to the Arrangement and the transactions contemplated by this Agreement. The Parties consent to this Agreement being filed on SEDAR+ by the Company as soon as practicable after the public announcement of the transactions contemplated hereby.

Section 4.9Notice and Cure Provisions

(1)Each Party shall promptly notify the other Parties of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be reasonably likely to:
(a)cause any of the representations or warranties of such Party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time if such failure to be true or accurate would cause any condition in Section 6.2(1) [Representations and Warranties of the Company] or Section 6.3(1) [Representations and Warranties of the Purchaser and the Parent], as applicable, to not be satisfied; or
(b)result in the failure to comply with any covenant or agreement to be complied with by such Party under this Agreement if such failure to comply would cause any condition in Section 6.2(2) [Performance of Covenants by the Company] or Section 6.3(2) [Performance of Covenants by the Purchaser and the Parent] not to be satisfied.
(2)Notification provided under this Section 4.9 will not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.
(3)The Purchaser may not elect to exercise its right to terminate this Agreement pursuant to Section 7.2(1)(d)(i) [Breach of Representations and Warranties or Covenants by Company] and the Company may not elect to exercise its right to terminate this Agreement pursuant to

Section 7.2(1)(c)(i) [Breach of Representations and Warranties or Covenants by the Purchaser and the Parent], unless the Party seeking to terminate this Agreement (the “Terminating Party”) has delivered a written notice (“Termination Notice”) to the applicable other Party (the “Breaching Party”) specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Terminating Party asserts as the basis for termination. After delivering a Termination Notice, provided the Breaching Party is proceeding diligently to cure such matter and such matter is capable of being cured prior to the Outside Date, the Terminating Party may not exercise such termination right until the earlier of (a) the Outside Date, and (b) the date that is five Business Days following receipt of such Termination Notice by the Breaching Party, if such matter has not been cured by such date.
Section 4.10Insurance and Indemnification

(1)Prior to the Effective Date, the Company shall use commercially reasonable efforts to purchase customary fully pre-paid and non-cancellable “tail” or “run off” policies of directors’ and officers’ liability insurance providing protection no less favourable in the aggregate than the protection provided by the policies currently maintained by the Company and its Subsidiaries and providing protection in respect of claims and other matters arising from facts, omissions or events which occurred on or prior to the Effective Date and the Purchaser will, or will cause the Company and its Subsidiaries to maintain such tail policies in effect without any reduction in scope or coverage for six (6) years from the Effective Date; provided that the cost of such policies shall not exceed 300% of the current annual aggregate premium for the Company and its Subsidiaries’ directors’ and officers’ insurance. If the Company for any reason fails, after having used commercially reasonable efforts, to obtain such “tail” or “run off” insurance policies as of the Effective Time, the Purchaser shall, or shall cause the Company and its Subsidiaries to, maintain in effect for a period of at least six (6) years from and after the Effective Time the directors’ and officers’ liability insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are no less advantageous to the present and former directors and officers of the Company and its Subsidiaries than the coverage provided under the Company’s and its Subsidiaries’ existing policies as of the date hereof, or the Company shall purchase comparable directors’ and officers’ liability insurance for such six (6) year period with terms, conditions, retentions and limits of liability that are at least as favourable to the present and former directors and officers of the Company and its Subsidiaries as provided in Company’s existing policies as of the date hereof; provided, that, the annual premium for such directors’ and officers’ liability insurance policy may not be in excess of 300% of the Company’s and its Subsidiaries’ current annual aggregate premium for directors’ and officers’ insurance policies currently maintained by the Company and its Subsidiaries.
(2)From and after the Effective Time, the Purchaser shall, and shall cause the Company and its Subsidiaries (and any successors thereto) to, honour all rights to indemnification or exculpation or advancement of costs and expenses (whether by Contract, Law or pursuant to constating documents) now existing in favour of present and former employees, officers and directors of the Company and its Subsidiaries and acknowledges that such rights shall survive the completion of the Plan of Arrangement and shall continue in full force and effect in accordance with their terms.
(3)If the Purchaser, the Company or any of its Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not a continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, the Purchaser shall ensure that any such successor or assign (including, as applicable, any acquirer of substantially all of the properties and assets of the Company or its Subsidiaries) assumes all of the obligations set forth in this Section 4.10.
(4)This Section 4.10 shall survive the consummation of the Arrangement and is intended to be for the benefit of, and shall be enforceable by, the present and former directors and officers of the Company and the Subsidiaries and their respective heirs, executors, administrators and personal representatives (the “Indemnified Persons”) and shall be binding on the Purchaser, the Company and their respective successors and assigns, and, for such purpose, the Company hereby confirms that it is acting as agent on behalf of the Indemnified Persons.
(5)The agreements and covenants contained in this Section 4.10 or otherwise herein shall not be deemed to be exclusive of any other rights to which any Indemnified Person is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any insurance policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in Section 4.10 is not prior to or in substitution for any such claims under any such policies.
Section 4.11De-Listing of Shares

The Company shall use commercially reasonably efforts to cause the Shares to be de-listed from the TSX-V promptly, with effect immediately following the completion of the Arrangement, including, but not limited to, any and all necessary registrations, filings and submissions of information required by the TSX-V.

Section 4.12Change of Control Bonuses

The Company shall, following the advance made in Section 2.8(2) and by no later than the Closing and in any event prior to the sending by the Company of the Articles of Arrangement to the Registrar in accordance with Section 2.7(2), pay or cause to be paid all amounts set out in the Company Disclosure Letter owing to any Person under any change of control, retention, severance, or similar agreement, plan, or arrangement, including any bonuses triggered by the completion of the transactions contemplated by this Agreement.

Article 5
ADDITIONAL COVENANTS REGARDING NON-SOLICITATION

Section 5.1Non-Solicitation

(1)Except as provided in this Article 5, the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly, through any of its or their Representatives or otherwise, and shall not permit any such Person to:
(a)solicit, assist, initiate or knowingly facilitate or encourage or take any action to solicit or knowingly facilitate, initiate or encourage any Acquisition Proposal, or engage in any communication regarding the making of any proposal or offer that constitutes or may reasonably be expected to lead to an Acquisition Proposal, including by way of furnishing information or access to properties, facilities or books and records;
(b)enter into or otherwise engage or participate in any discussions or negotiations regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to lead to an Acquisition Proposal, or furnish or provide access to any information with respect to its businesses, properties, operations, prospects, securities or conditions (financial or otherwise) in connection with or in furtherance of an Acquisition Proposal; provided that, for greater certainty, the Company shall be permitted to: (i) communicate with any Person solely for the purposes of clarifying the terms of any inquiry, proposal or offer made by such Person, provided any such inquiry, proposal or offer did not result from a breach of this Section 5.1; (ii) advise any Person of the restrictions of this Agreement; and (iii) advise any Person making an Acquisition Proposal that the Board has determined that such Acquisition Proposal does not constitute, or is not reasonably expected to constitute or lead to, a Superior Proposal;
(c)withdraw, amend, modify or qualify, or propose publicly to withdraw, amend, modify or qualify, in any manner adverse to Purchaser and Parent, the Board Recommendation, except in the manner contemplated by Section 7.2(1)(d)(ii);
(d)accept, recommend, approve, agree to, endorse, or propose publicly to accept, recommend, approve, agree to, or endorse, an Acquisition Proposal; or for a period in excess of five Business Days, take no position or a neutral position with respect to, a publicly announced or publicly proposed Acquisition Proposal; or

(e)otherwise take any action that could reasonably be expected to lead to an Acquisition Proposal (other than as permitted in Section 5.3).
(2)The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and terminate any solicitation, encouragement, discussion or negotiation commenced prior to the date of this Agreement with any Person (other than with the Purchaser and the Parent and their respective Representatives) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal, and in connection therewith, the Company shall:
(a)immediately discontinue access to and disclosure of all confidential information, including the Data Room and any access to the properties, facilities, books and records of the Company or of any of its Subsidiaries; and
(b)promptly (and in any event within three Business Days) request (i) the return or destruction of all copies of any confidential information regarding the Company or any of its Subsidiaries provided to any Person other than the Purchaser and its Representatives, and (ii) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding the Company or any of its Subsidiaries, to the extent that such information has not previously been returned or destroyed.
(3)The Company agrees that it shall: (i) use commercially reasonable efforts to enforce any confidentiality, standstill or similar agreement or restriction to which the Company or any of its Subsidiaries is a party; and (ii) not release any Person from, or waive, amend, suspend or otherwise modify any Person’s obligations respecting the Company, or any of its Subsidiaries, under any confidentiality, standstill or similar agreement or restriction to which the Company or any of its Subsidiaries is a party (it being acknowledged by the Purchaser and the Parent that the automatic termination or release of any standstill restrictions of any such agreements as a result of the entering into and announcement of this Agreement shall not be a violation of this Section 5.1(3)).
Section 5.2Notification of Acquisition Proposals

If the Company or any of its Subsidiaries receives, or, to the knowledge of the Company, any of their respective Representatives receives, any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal, or any request for copies of, access to, or disclosure of, confidential information relating to the Company or any Subsidiary of the Company in connection with any such inquiry, proposal or offer, the Company shall promptly notify the Purchaser, at first orally, and then within 48 hours, in writing, of such Acquisition Proposal, inquiry, proposal, offer or request, including a description of its material terms and conditions and the identity of all Persons making the Acquisition Proposal, inquiry, proposal, offer or request. At the Purchaser’s reasonable request, the Company shall keep the Purchaser reasonably informed of the status of material developments and (subject to compliance with Section 5.3) negotiations with respect to any such Acquisition Proposal, inquiry, proposal, offer or request, including any material changes, modifications or other amendments to any such Acquisition Proposal, inquiry, proposal, offer or request.

Section 5.3Responding to an Acquisition Proposal

Notwithstanding Section 5.1, or any other agreement between the Parties or between the Company and any other Person, including the Confidentiality Agreement, if, at any time prior to obtaining the approval of the Shareholders of the Arrangement Resolution, the Company receives an Acquisition Proposal, the Company, its Subsidiaries and their respective Representatives may engage in or participate in discussions or negotiations with such Person regarding such Acquisition Proposal, and, subject to entering into a confidentiality and standstill agreement with such Person containing terms that are not materially less favourable to the Company than those contained in the Confidentiality Agreement (it being understood and agreed that such confidentiality and standstill agreement need not restrict the making of a confidential Acquisition Proposal and related communications to the Company or the Board), a copy of which shall be provided to the Purchaser prior to providing such Person with any such copies, access or disclosure, the Company, its Subsidiaries and their respective Representatives may provide copies of, access to or disclosure of information, properties, facilities, books and records of the Company or its Subsidiaries, if and only if:

(a)the Board first determines in good faith, after consultation with its financial advisor, that such Acquisition Proposal constitutes a Superior Proposal; and
(b)such Acquisition Proposal did not result from a breach of Section 5.1.
Section 5.4Right to Match

(1)If the Company receives an Acquisition Proposal that constitutes a Superior Proposal prior to the approval of the Arrangement Resolution by the Shareholders the Board may, or may cause the Company to, subject to compliance with Section 8.2(3), enter into a definitive agreement with respect to such Superior Proposal, if and only if:
(a)such Acquisition Proposal did not result from a breach of Section 5.1;
(b)the Company or any of its Representatives has delivered to the Purchaser a written notice of the determination of the Board that such Acquisition Proposal constitutes a Superior Proposal and of the intention of the Board to authorize the Company to enter into a definitive agreement with respect to such Superior Proposal (the “Superior Proposal Notice”);
(c)the Company or any of its Representatives has provided to the Purchaser a copy of the proposed definitive agreement for the Superior Proposal;
(d)at least five (5) Business Days (the “Matching Period”) have elapsed from the date that is the later of the date on which the Purchaser received the Superior Proposal Notice and the date on which the Purchaser received a copy of the proposed definitive agreement for the Superior Proposal;
(e)during any Matching Period, the Purchaser has had the opportunity (but not the obligation), in accordance with Section 5.4(2), to offer to amend this Agreement and the Arrangement in order for such Acquisition Proposal to cease to be a Superior Proposal;
(f)after the Matching Period, the Board has determined in good faith, after consultation with its outside legal counsel and financial advisor(s), that such Acquisition Proposal continues to constitute a Superior Proposal (and, if applicable, compared to the terms of the Arrangement as proposed to be amended by the Purchaser under Section 5.4(2)); and
(g)prior to or concurrently with entering into such definitive agreement the Company terminates this Agreement pursuant to Section 7.2(1)(c)(ii) [Superior Proposal] and pays the Termination Amount pursuant to Section 8.2(3).
(2)During the Matching Period, or such longer period as the Company may approve in its sole discretion in writing for such purpose: (i) the Board shall review any offer made by the Purchaser under Section 5.4(1)(e) to amend the terms of this Agreement and the Arrangement in order to determine whether such proposal would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal; and (ii) if the Acquisition Proposal would no longer constitute a Superior Proposal, the Company shall negotiate in good faith with the Purchaser to make such amendments to the terms of this Agreement and the Arrangement as would enable the Purchaser to proceed with the transactions contemplated by this Agreement on such amended terms. If the Board determines that such Acquisition Proposal would cease to be a Superior Proposal, the Company shall promptly so advise the Purchaser and the Company and the Purchaser shall amend this Agreement and the Arrangement to reflect such offer made by the Purchaser, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.

(3)Each successive amendment to any Acquisition Proposal that results in an increase in, or modification of, the consideration to be received by the Shareholders or other material terms or conditions thereof shall constitute a new Acquisition Proposal for the purposes of this Section 5.4 and the Purchaser shall be afforded a new five (5) Business Day Matching Period from the later of the date on which the Purchaser received the Superior Proposal Notice for the new Superior Proposal and a copy of the proposed definitive agreement for the new Superior Proposal.
(4)If the Company provides a Superior Proposal Notice to the Purchaser on a date that is less than fifteen (15) Business Days before the Company Meeting, the Company shall be entitled to, and shall upon the request from the Purchaser, postpone the Company Meeting to a date that is not more than fifteen (15) Business Days after the scheduled date of the Company Meeting, but in any event the Company Meeting shall not be adjourned or postponed to a date which could reasonably be expected to prevent the Effective Date from occurring on or prior to the Outside Date.
(5)Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall prohibit the Company or the Board from: (i) complying with applicable Securities Law; or (ii) making a Change in Recommendation or from making any disclosure to any securityholders of the Company prior to the Effective Time, including for greater certainty disclosure of a Change in Recommendation, if, in the good faith judgment of the Board, after consultation with outside legal counsel, failing to take such action or to make such disclosure would reasonably be expected to be inconsistent with the Board’s exercise of its fiduciary duties or such action or disclosure is otherwise required by Law (including by responding to an Acquisition Proposal under a directors’ circular or otherwise as required by Law); provided that, for greater certainty, in the event of a Change in Recommendation and a termination by the Purchaser of this Agreement pursuant to Section 7.2(1)(d)(ii), the Company shall be obligated to pay the Termination Amount as required by Section 8.2(3). The Board may not make a Change in Recommendation pursuant to the preceding sentence unless the Company gives the Purchaser at least three (3) Business Days prior written notice of its intention to make such Change in Recommendation, provided that, for greater certainty, the foregoing limitation shall not apply in respect of any actions taken under Section 5.4(1). Should the Board make a Change in Recommendation in accordance with the foregoing, Section 4.8 shall no longer be applicable to disclosures made by the Company. In addition, nothing contained in this Agreement shall prohibit the Company or the Board from calling and/or holding a meeting of Shareholders requisitioned by Shareholders in accordance with the ABCA or taking any other action to the extent ordered or otherwise mandated by a Governmental Entity.
(6)The Company shall advise its Subsidiaries and its and their Representatives of the prohibitions set out in this Article 5 and any violation of the restrictions set forth in this Article 5 by the Company, its Subsidiaries or its or their Representatives will be deemed to be a breach of this Article 5 by the Company.

Article 6
CONDITIONS

Section 6.1Mutual Conditions Precedent

The Parties are not required to complete the Arrangement unless each of the following conditions is satisfied on or prior to the Effective Date, which conditions may only be waived, in whole or in part, by the mutual consent of the Parties:

(1)Arrangement Resolution. The Arrangement Resolution has been approved and adopted by the Affected Securityholders at the Company Meeting in accordance with the Interim Order.
(2)Interim Order and Final Order. The Interim Order and the Final Order have each been obtained on terms consistent with this Agreement and have not been set aside or modified in a manner unacceptable to the Company or the Purchaser, each acting reasonably, on appeal or otherwise.

(3)Illegality. After the date of this Agreement, any Law is enacted, made, enforced or amended, as applicable, that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins a Party from consummating the Arrangement.
(4)Competition Act Approval. The Competition Act Approval shall have been made, given or obtained.
(5)Articles of Arrangement. The Articles of Arrangement to be filed with the Registrar under the ABCA in accordance with the Arrangement shall be in a form and content satisfactory to the Company and the Purchaser, each acting reasonably.
(6)No Legal Actions. No action has been commenced by any Governmental Entity against the Company, any of its Subsidiaries or the Purchaser that remains pending and would: (i) prohibit consummation of the Arrangement; or (ii) cease trade, enjoin or prohibit the Purchaser’s ability to acquire any Shares upon completion of the Arrangement.
Section 6.2Additional Conditions Precedent to the Obligations of the Purchaser

The Purchaser is not required to complete the Arrangement unless each of the following conditions is satisfied on or before the Effective Date, which conditions are for the exclusive benefit of the Purchaser and may only be waived, in whole or in part, by the Purchaser in its sole discretion:

(1)Representations and Warranties. The representations and warranties of the Company set forth in Paragraphs (2), (3), (6) and the first sentence of Paragraph (1) of Schedule C are true and correct in all material respects as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date) and the other representations and warranties of the Company set forth in this Agreement are true and correct as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date), except to the extent that the failure or failures of such other representations and warranties to be so true and correct, individually or in the aggregate, would not have a Material Adverse Effect (and, for this purpose, any reference to “material”, “Material Adverse Effect” or other concepts of materiality in such representations and warranties shall be ignored); and the Company has delivered a certificate confirming same to the Purchaser, executed by two (2) senior officers of the Company (in each case without personal liability) addressed to the Purchaser and dated the Effective Date.
(2)Performance of Covenants. The Company has fulfilled or complied in all material respects with each of the covenants of the Company contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Time, and the Company has delivered a certificate confirming same to the Purchaser, executed by two (2) senior officers of the Company (in each case without personal liability) addressed to the Purchaser and dated the Effective Date.
(3)Dissent Rights. Holders of not greater than 15% of the outstanding Shares shall have validly exercised Dissent Rights in respect of the Arrangement that have not been withdrawn as of the Effective Date and the Company shall have provided to the Purchaser a certificate of two (2) senior officers certifying such exercise on the Effective Date.
(4)Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect which is continuing.
(5)Payoff Letters. Subject to Section 4.6, the Company has delivered to Purchaser customary payoff letters, in form and substance satisfactory to the Purchaser, acting reasonably, in connection with the repayment of debt outstanding under the Credit Facilities and drafts of any necessary personal property security authorizations or other releases or terminations as may be reasonably required to evidence the satisfaction of such indebtedness and the release or termination of any Liens thereunder.
Section 6.3Additional Conditions Precedent to the Obligations of the Company

The Company is not required to complete the Arrangement unless each of the following conditions is satisfied on or before the Effective Date, which conditions are for the exclusive benefit of the Company and may only be waived, in whole or in part, by the Company in its sole discretion:

(1)Representations and Warranties. The representations and warranties of the Purchaser and the Parent set forth in this Agreement which are qualified by references to materiality are true and correct as of the Effective Time in all respects (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date) and all other representations and warranties of the Purchaser and the Parent set forth in this Agreement are true and correct as of the Effective Time in all material respects (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date); and each of the Purchaser and the Parent have delivered a certificate confirming same to the Company, executed by two (2) of its senior officers (in each case without personal liability) addressed to the Company and dated the Effective Date.
(2)Performance of Covenants. The Purchaser and the Parent have fulfilled or complied in all material respects with each of the covenants of the Purchaser and the Parent contained in this Agreement to be fulfilled or complied with by them on or prior to the Effective Time, and each of the Purchaser and the Parent have delivered a certificate confirming same to the Company, executed by two (2) of its senior officers (in each case without personal liability) addressed to the Company and dated the Effective Date.
(3)Deposit of Funds. The Purchaser shall have complied with its obligations under Section 2.8 and the Depositary shall have confirmed to the Company in writing the receipt from or on behalf of the Purchaser of the funds required to pay the aggregate Consideration to be paid to Shareholders pursuant to the Plan of Arrangement .
Section 6.4Satisfaction of Conditions

The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 will be conclusively deemed to have been satisfied, waived or released when the Certificate of Arrangement is issued by the Registrar. For greater certainty, and notwithstanding the terms of any escrow agreement entered into between the Purchaser, the Parent and/or the Company and the Depositary, all funds held in escrow by the Depositary pursuant to Section 2.8 shall be deemed to be released from escrow, without any further act or formality required on the part of any Person, when the Certificate of Arrangement is issued by the Registrar.

Article 7
TERM AND TERMINATION

Section 7.1Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

Section 7.2Termination

(1)This Agreement may be terminated prior to the Effective Time by:
(a)the mutual written agreement of the Parties; or
(b)either the Company or the Purchaser if:
(i)the Company Meeting is duly convened and held and the Arrangement Resolution is voted on by Shareholders and not approved by the Shareholders as required by the Interim Order, provided that neither the Company nor the Purchaser may terminate this Agreement pursuant to this Section 7.2(1)(b)(i) if the failure to obtain the approval of the Shareholders has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement;
(ii)after the date of this Agreement, any Law is enacted, made, enforced or amended, as applicable, that makes the consummation of the Arrangement illegal or otherwise permanently prohibits or enjoins a Party from consummating the Arrangement, and such Law has, if applicable, become final and non-appealable, provided the Party seeking to terminate this Agreement pursuant to this Section 7.2(1)(b)(ii) has complied with its obligations under this Agreement to, as applicable, appeal or overturn such Law or otherwise have it lifted or rendered non-applicable in respect of the Arrangement and provided further that the enactment, making, enforcement or amendment of such Law was not primarily due to a result of a breach by such Party (or in the case of the Purchaser, of the Purchaser or the Parent) of any of its representations or warranties, or the failure of such Party (or in the case of the Purchaser, of the Purchaser or the Parent) to perform any of its covenants or agreements, under this Agreement; or
(iii)the Effective Time does not occur on or prior to the Outside Date, provided that a Party may not terminate this Agreement pursuant to this Section 7.2(1)(b)(iii) if the failure of the Effective Time to so occur has been caused by, or is a result of, a breach by such Party (or in the case of the Purchaser, of the Purchaser or the Parent) of any of its representations or warranties or the failure of such Party (or in the case of the Purchaser, of the Purchaser or the Parent) to perform any of its covenants or agreements under this Agreement; or
(c)the Company if:
(i)a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Purchaser or the Parent under this Agreement occurs that would cause any condition in Section 6.3(1) [Representations and Warranties of the Purchaser and the Parent] or Section 6.3(2) [Performance of Covenants by the Purchaser and the Parent] not to be satisfied, and such breach or failure is incapable of being cured or is not cured in accordance with the terms of Section 4.9(3); provided that the Company is not then in breach of this Agreement so as to cause any condition in Section 6.2(1) [Representations and Warranties of the Company] or Section 6.2(2) [Performance of Covenants by the Company] not to be satisfied; or
(ii)prior to the approval by the Shareholders of the Arrangement Resolution, the Board authorizes the Company to enter into a written agreement (other than a confidentiality agreement permitted by and in accordance with Section 5.3) with respect to a Superior Proposal in accordance with Section 5.4, provided that prior to or concurrent with such termination the Company pays the Termination Amount in accordance with Section 8.2(3);
(d)the Purchaser if:
(i)a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company under this Agreement occurs that would cause any condition in Section 6.2(1) [Representations and Warranties of the Company] or Section 6.2(2) [Performance of Covenants by the Company] not to be satisfied, and such breach or failure is incapable of being cured or is not cured in accordance with the terms of Section 4.9(3); provided that the Purchaser and the Parent are not then in breach of this Agreement so as to cause any condition in Section 6.3(1) [Representations and Warranties of the Purchaser and the Parent] or Section 6.3(2) [Performance of Covenants by the Purchaser and the Parent] not to be satisfied; or
(ii)prior to the approval by the Shareholders of the Arrangement Resolution, (A) the Board fails to recommend or withdraws, amends, modifies or qualifies, in a manner adverse to the Purchaser and the Parent, the Board Recommendation,

(B) the Board accepts, approves, endorses or recommends an Acquisition Proposal or takes no position or remains neutral with respect to a publicly announced Acquisition Proposal for more than three (3) Business Days, (C) the Board accepts or enters into, or publicly proposes to accept or enter into any Contract in respect of an Acquisition Proposal (other than a confidentiality agreement permitted by and in accordance with Section 5.3) (any action set forth in clause (A), (B) or (C), a “Change in Recommendation”) or (D) the Company wilfully breaches Section 5.1.
(2)Subject to Section 4.9(3), if applicable, the Party desiring to terminate this Agreement pursuant to this Section 7.2 (other than pursuant to Section 7.2(1)(a)) shall give written notice of such termination to the other Parties, specifying in reasonable detail the basis for such Party’s exercise of its termination right.
Section 7.3Effect of Termination/Survival

If this Agreement is terminated pursuant to Section 7.1 or Section 7.2, this Agreement shall become void and of no further force or effect without liability of any Party (or any shareholder or Representative of such Party) to any other Party to this Agreement, except that: (a) in the event of termination under Section 7.1 as a result of the Effective Time occurring, Section 2.12 and Section 4.10 shall survive for a period of six (6) years following such termination; and (b) in the event of termination under Section 7.2, Section 2.13, Section 4.5(3), Section 4.7, this Section 7.3 and Section 8.2 through to and including Section 8.15 and the Confidentiality Agreement shall survive, and provided further that, subject to Section 8.2(4), no Party shall be relieved from any liability for any wilful breach by it of this Agreement (which the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and, in the case of a breach by the Parent or the Purchaser, would include the benefit of the transactions contemplated by this Agreement lost by the Company and/or the Affected Securityholders, taking into consideration all relevant matters, including, lost synergies, decrease in share value, lost bargain and loss of premium to Affected Securityholders, which shall be deemed in such event to be damages payable by the Parent and Purchaser).

Article 8
GENERAL PROVISIONS

Section 8.1Amendments

(1)This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Company Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, without further notice to or authorization on the part of the Shareholders, and any such amendment may, subject to the Interim Order and Final Order and Laws, without limitation:
(a)change the time for performance of any of the obligations or acts of the Parties;
(b)waive any inaccuracy or modify any representation or warranty contained in this Agreement or in any document delivered pursuant to this Agreement;
(c)waive compliance with or modify any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of the Parties; and/or
(d)waive compliance with or modify any mutual conditions contained in this Agreement.

Section 8.2Termination Amounts and Expenses

(1)Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement, the Plan of Arrangement and the transactions contemplated hereunder and thereunder, including all costs, expenses and fees of the Company incurred prior to or after the

Effective Time in connection with, or incidental to, the Plan of Arrangement, shall be paid by the Party incurring such cost or expense. The Purchaser or the Parent shall pay any filing or similar fee payable to a Governmental Entity and applicable Taxes in connection with any Regulatory Approval.
(2)Despite any other provision in this Agreement relating to the payment of fees and expenses, including the payment of brokerage fees, if a Termination Amount Event occurs, the Company shall pay the Purchaser the Termination Amount in accordance with Section 8.2(3). For the purposes of this Agreement, “Termination Amount” means $11,000,000 and “Termination Amount Event” means the termination of this Agreement:
(a)by the Purchaser, pursuant to Section 7.2(1)(d)(ii) [Change in Recommendation];
(b)by the Company, pursuant to Section 7.2(1)(c)(ii) [Superior Proposal]; or
(c)by either the Company or the Purchaser pursuant to Section 7.2(1)(b)(i) [Failure of Shareholders to Approve] or by the Company pursuant to Section 7.2(1)(d)(i) [Breaches Causing Unfulfilled Conditions], provided that the failure to obtain the approval of the Shareholders or the occurrence has not been primarily caused by, and is not a result of, a breach by the Purchaser or the Parent of any of their respective representations or warranties or the failure of the Purchaser or the Parent to perform any of their respective covenants or agreements under this Agreement, if:
(i)following the date hereof and prior to the Company Meeting, a bona fide Acquisition Proposal shall have been publicly announced by any Person (other than the Purchaser, the Parent or any of their affiliates or any Person acting jointly or in concert with any of the foregoing);
(ii)such Acquisition Proposal has not expired or been publicly withdrawn at least five (5) Business Days prior to the Company Meeting; and
(iii)within twelve (12) months following the date of such termination (A) an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i) above) is consummated, or (B) the Company enters into a Contract (other than a confidentiality agreement permitted by and in accordance with Section 5.3) in respect of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i) above) and such Acquisition Proposal is later consummated.
For purposes of the foregoing, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 1.1, except that references to 20% or more shall be deemed to be references to 50% or more.
(3)If a Termination Amount Event occurs due to a termination of this Agreement by the Company pursuant to Section 7.2(1)(c)(ii) [Superior Proposal], the Termination Amount shall be paid prior to or concurrently with the occurrence of such Termination Amount Event. If a Termination Amount Event occurs due to a termination of this Agreement by the Purchaser pursuant to Section 7.2(1)(d)(ii) [Change in Recommendation], the Termination Amount shall be paid within five (5) Business Days following such Termination Amount Event. If a Termination Amount Event occurs in the circumstances set out in Section 8.2(2)(c) [Acquisition Proposal Tail], the Termination Amount shall be paid upon the consummation of the Acquisition Proposal referred to therein. Any Termination Amount shall be paid (less any applicable withholding Tax) by the Company to the Purchaser (or as the Purchaser may direct by notice in writing), by wire transfer in immediately available funds to an account designated by the Purchaser. For greater certainty, in no event shall the Company be obligated to pay the Termination Amount on more than one occasion.
(4)Each Party acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, that without these agreements the Parties would not enter into this Agreement and that the amounts set out in this Section 8.2 are paid to the applicable Party in respect of the Party’s disposition of its rights under this Agreement and represents liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, reputational damages and expenses, which the affected Party will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement, and are not penalties. Each Party irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. Notwithstanding anything to the contrary set forth in this Agreement, but subject to the Purchaser’s rights set forth in Section 8.5, in the event of the termination of this Agreement by the Purchaser or the Company in circumstances that constitute a Termination Amount Event, the receipt of the Termination Amount by the Purchaser shall be the sole and exclusive remedy (including damages, specific performance and injunctive relief) of the Purchaser and its affiliates against the Company, its affiliates and any of their respective former, current or future directors, officers, employees, affiliates, shareholders, managers, members or agents for all breaches of any representation, warranty, covenant or agreement contained in this Agreement by the Company and the failure of the transactions contemplated herein to be consummated (including with respect to any loss suffered as a result of the failure of the Arrangement to be consummated or for a breach or failure to perform hereunder, in any case whether wilfully, intentionally, unintentionally or otherwise).
(5)The Parties acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements the Parties would not enter into this Agreement; accordingly, if the Company fails to pay the Termination Amount when due and, in order to obtain such payment, the Purchaser commences a suit that results in a judgment against the Company for the Termination Amount, the Company shall pay to the Purchaser its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of such or portion thereof at the prime rate of the Royal Bank of Canada in effect on such date such payment was required to be made through the date of payment.
Section 8.3Notices

Any notice, or other communication given regarding the matters contemplated by this Agreement must be in writing, sent by personal delivery, courier or email and addressed:

(a)to the Company at:
Tornado Infrastructure Equipment
Suite 1800, 300- 5th Avenue
S.W. Calgary, AB T2P 3C4
Attention:    Brett Newton
Email:    [REDACTED – Personal Information]

with a copy to (which shall not constitute notice):
Stikeman Elliott LLP
199 Bay Street
Suite 5300, Commerce Court West
Toronto, ON M5L 1B9
Canada

Attention:    Michael Burkett / Steven D. Bennett
Email:    mburkett@stikeman.com / sbennett@stikeman.com

(b)to the Purchaser and the Parent at:
The Toro Company
8111 Lyndale Avenue South
Bloomington, MN
55420-1196

Attention:     Joanna Totsky
Email:    [REDACTED – Personal Information]

with a copy to (which shall not constitute notice):

    McCarthy Tetrault LLP
    Suite 5300, TD Bank Tower
    Box 48, 66 Wellington Street West
    Toronto, Ontario M5K 1E6

Attention:     Jake Irwin
Email:    jirwin@mccarthy.ca

Any notice or other communication is deemed to be given and received (i) if sent by personal delivery or same day courier, on the date of delivery if it is a Business Day and the delivery was made prior to 5:00 p.m. (local time in the place of receipt) and otherwise on the next Business Day, (ii) if sent by overnight courier, on the next Business Day, or (iii) if sent by email, on the date such email was sent if it is a Business Day and such email was sent prior to 5:00 p.m. (local time in the place of receipt) and otherwise on the next Business Day (provided in the case of email that no “bounceback” or notice of non-delivery is received by the sender within sixty (60) minutes of the time of sending). A Party may change its address for service from time to time by providing a notice in accordance with the foregoing. Any subsequent notice or other communication must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a notice will be assumed not to be changed. Sending a copy of a notice or other communication to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the notice or other communication to that Party. The failure to send a copy of a notice or other communication to legal counsel does not invalidate delivery of that notice or other communication to a Party.
Section 8.4Time of the Essence

Time is of the essence in this Agreement.

Section 8.5Injunctive Relief

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunctive, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement, and to enforce compliance with the terms of this Agreement, without any requirement for proof of damages or for the securing or posting of any bond in connection with the obtaining of any such relief, this being in addition to any other remedy to which the Parties may be entitled at law or in equity. None of the Parties shall object to the granting of injunctive relief, specific performance or other equitable relief on the basis that there exists an adequate remedy at law.

Section 8.6Third Party Beneficiaries

(1)Nothing contained in this Agreement, express or implied, is intended to or shall confer on any other Person other than the Parties hereto (and their respective successors and assigns), any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement other than: (i) as provided in Section 2.12, Section 4.7 and Section 4.10 which, without limiting their terms, are intended as stipulations for the benefit of the third Persons mentioned in such provisions (such third Persons referred to in this Section 8.6 as the “Third Party Beneficiaries”); (ii) the rights of the Company to pursue claims for damages and other relief on behalf of Affected Securityholders (including damages based on the benefit of the transactions contemplated by this Agreement lost by the Affected Securityholders including decrease in share value, lost bargain and loss of premium to Affected Securityholders) in the event of a breach by the Parent or the Purchaser of this Agreement giving rise to any such claim; and (iii) the rights of the Affected Securityholders to receive the applicable consideration following the Effective Time pursuant to the Arrangement; provided, however, that the rights granted pursuant to clause (ii) above shall be enforceable on behalf of Affected Securityholders only by the Company, it being understood and agreed that any and all interest in such claims shall attach to the Shares and subsequently trade and transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims may, in the Company’s discretion, be (a) distributed in whole or in part by the Company to the Affected Securityholders, which determination may be made by the Company as of any date or (b) retained by the Company for use and benefit of the Company on behalf of the Affected Securityholders in any manner the Company deems fit. To the extent necessary to give effect to clauses (ii) and (iii) above, each of the Parent and the Purchaser agree that all of their respective covenants, representations and warranties are in favour of the Company in its own right and as agent and trustee for the Affected Securityholders.
(2)The Parties acknowledge to each of the Third Party Beneficiaries their direct rights against the applicable Party under Section 2.12, Section 4.7 and Section 4.10, which are intended for the benefit of, and shall be enforceable by, each Third Party Beneficiary, his or her heirs and his or her legal representatives, and for such purpose, the Company confirms that it is acting as agent on their behalf, and agrees to enforce such provisions on their behalf.
Section 8.7Waiver

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 8.8Entire Agreement

This Agreement, together with the Company Disclosure Letter and the Confidentiality Agreement, constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

Section 8.9Successors and Assigns

(1)This Agreement becomes effective only when executed by the Company, the Purchaser and the Parent. After that time, it will be binding upon and enure to the benefit of the Company, the Purchaser and the Parent and their respective successors and permitted assigns.
(2)Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Parties. Notwithstanding the foregoing, the Company agrees that the Purchaser may assign all or any part of its rights under this Agreement to, and its obligations under this Agreement may be assumed by, any of its affiliates, provided that it shall continue to be liable jointly and severally with such affiliate for all of its obligations hereunder.
Section 8.10Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.11Governing Law

(1)This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.
(2)Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the Alberta courts situated in the City of Calgary and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.
Section 8.12Rules of Construction

The Parties to this Agreement waive the application of any Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

Section 8.13No Liability

No director or officer of the Purchaser or the Parent shall have any personal liability whatsoever to the Company under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Purchaser or the Parent. No director or officer of the Company or any of its Subsidiaries shall have any personal liability whatsoever to the Purchaser or the Parent under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Company or any of its Subsidiaries.

Section 8.14Language

The Parties expressly acknowledge that they have requested that this Agreement and all ancillary and related documents thereto be drafted in the English language only. Les parties aux présentes reconnaissent avoir exigé que la présente entente et tous les documents qui y sont accessoires soient rédigés en anglais seulement.

Section 8.15Counterparts

This Agreement may be executed in any number of counterparts (including counterparts by electronic transmission) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed electronic transmission (including pdf) or similar executed electronic copy of this Agreement, and such electronic transmission or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF the Parties have executed this Arrangement Agreement as of the date first written above.

TORNADO INFRASTRUCTURE EQUIPMENT LTD.
By:	(signed) Brett Newton
Authorized Signing Officer

TORNADO ACQUISITION COMPANY ULC
By:	(signed) Richard Olson
Authorized Signing Officer

THE TORO COMPANY
By:	(signed) Richard Olson
Authorized Signing Officer

Signature Page to Arrangement Agreement

SCHEDULE A
PLAN OF ARRANGEMENT
PLAN OF ARRANGEMENT UNDER SECTION 193
OF THE BUSINESS CORPORATIONS ACT (ALBERTA)
Article 1
INTERPRETATION
1.1Definitions
Unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the meanings specified in the Arrangement Agreement and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):
“A&R Stock Option Plan” means the 10% rolling stock option plan of the Company approved by the Shareholders on September 24, 2024.
“ABCA” means the Business Corporations Act (Alberta).
“Affected Securities” means, collectively, the Shares and the Company Options.
“Affected Securityholders” means, collectively, the Shareholders and the Optionholders from time to time.
“Arrangement” means the arrangement under Section 193 of the ABCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations made in accordance with the terms of the Arrangement Agreement and Section 5.1 or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.
“Arrangement Agreement” means the arrangement agreement dated October 6, 2025 among the Company, the Purchaser and the Parent (including the Schedules thereto) as it may be amended, modified or supplemented from time to time in accordance with its terms.
“Arrangement Resolution” means the special resolution approving this Plan of Arrangement to be considered at the Company Meeting by Shareholders.
“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement required by Subsection 193(10) of the ABCA to be sent to the Registrar after the Final Order is made, which shall include this Plan of Arrangement and otherwise be in a form and content satisfactory to the Company and the Purchaser, each acting reasonably.
“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Calgary, Alberta.
“Certificate of Arrangement” means the certificate of arrangement to be issued by the Registrar pursuant to Subsection 267(2) of the ABCA in respect of the Articles of Arrangement.
“Company” means Tornado Infrastructure Equipment Ltd., a corporation existing under the laws of the Province of Alberta.

“Company Circular” means the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to Shareholders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Arrangement Agreement.
“Company Meeting” means the special meeting of Shareholders, including any adjournment or postponement thereof in accordance with the terms of the Arrangement Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set out in the Company Circular and agreed to in writing by the Purchaser.
“Company Options” means the outstanding options to purchase Shares issued pursuant to the A&R Stock Option Plan and the Legacy Option Plan.
“Consideration” means $1.92 in cash per Share.
“Court” means the Court of King’s Bench of Alberta.
“Credit Facilities” means: (i) an operating loan facility, (ii) a single-draw committed reducing mortgage facility and (iii) a single-draw committed reducing term facility, and the TD business Visa facilities, and the non-revolving TD equipment finance facility, in each case, made available pursuant to the letter agreement dated as of May 15, 2025 with Toronto-Dominion Bank, as lender.
“Credit Facility Terminations” has the meaning specified in Section 4.6 of the Arrangement Agreement.
“Depositary” means TSX Trust Company or such other Person as the Company may appoint to act as depositary in relation to the Arrangement, with the approval of the Purchaser, acting reasonably.
“Dissent Rights” has the meaning specified in Section 3.1.
“Dissenting Holder” means a registered Shareholder who has validly exercised its Dissent Rights in strict compliance with Article 3 and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights.
“DRS Advice” has the meaning specified in Section 4.1(b).
“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.
“Effective Time” means 12:01 a.m. (Calgary time) on the Effective Date, or such other time as the Parties agree to in writing before the Effective Date.
“Final Order” means the final order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to the Company and the Purchaser, each acting reasonably) on appeal.
“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, minister, ministry, governor in council, cabinet, agency or instrumentality, (ii) any subdivision or authority of any of the above, (iii) any quasi-

governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing and (iv) any stock exchange.
“Incentive Plans” means, collectively, the A&R Stock Option Plan, the Legacy Option Plan and the RSU Plan.
“Incentive Securities” means, collectively, the Company Options and RSUs.
“Interim Order” means the interim order of the Court pursuant to Section 193 of the ABCA, in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended, modified, supplemented or varied by the Court (provided that any such amendment, modification, supplement or variation is acceptable to the Company and the Purchaser, each acting reasonably).
“Law” means, with respect to any Person, any and all applicable law, constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended unless expressly specified otherwise.
“Legacy Option Plan” means the Company’s rolling 10% stock option plan approved by the Shareholders on January 9, 2024.
“Letter of Transmittal” means the letter of transmittal sent to holders of Shares for use in connection with the Arrangement.
“Lien” or “Liens” means any mortgage, charge, pledge, encumbrance, hypothec, security interest, prior claim or lien (statutory or otherwise), in each case, whether contingent or absolute.
“Parent” means The Toro Company, a corporation existing under the laws of Delaware.
“Parties” means, collectively, the Company, the Purchaser and the Parent, and “Party” means any one of them.
“Payoff Letter” has the meaning specified in Section 4.6 of the Arrangement Agreement.
“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status.
“Plan of Arrangement” means this plan of arrangement proposed under Section 193 of the ABCA, and any amendments or variations made in accordance with the Arrangement Agreement and Section 5.1 or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.
“Purchaser” means Tornado Acquisition Company ULC, a corporation incorporated under the laws of Alberta.
“Registrar” means the registrar appointed pursuant to Section 263 of the ABCA.
“RSU Plan” means the Company’s restricted share unit plan approved by the Shareholders on September 24, 2024.

“Shareholders” means the registered and/or beneficial holders of Shares, as the context requires.
“Shares” means the common shares in the capital of the Company and includes, for greater certainty, any Shares issued upon the valid exercise or settlement of any Incentive Securities.
“Subsidiary” has the meaning specified in the Securities Act (Alberta).
“Tax Act” means the Income Tax Act (Canada).
“Taxes” means: (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii); (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iv) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any other Person.
1.2Certain Rules of Interpretation
Article 3In this Plan of Arrangement, unless otherwise specified:
(1)Headings, etc. The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Plan of Arrangement.
(2)Currency. All references to dollars or to $ are references to Canadian dollars, unless specified otherwise.
(3)Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.
(4)Certain Phrases, etc. The words (i) “including”, “includes” and “include” mean “including (or includes or include) without limitation,” (ii) “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of,” and (iii) unless stated otherwise, “Article”, “Section”, and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Plan of Arrangement.
(5)Statutes. Any reference to a statute refers to such statute and all rules, resolutions and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.
(6)Computation of Time. A period of time is to be computed as beginning on the day following the event that began the period and ending at 5:00 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 5:00 p.m. on the next Business Day if the last day of the period is not a Business Day. If the date on which any action is required or permitted to be taken under this Plan of Arrangement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

(7)Time References. References to time herein or in any Letter of Transmittal are to local time, Calgary, Alberta.
Article 2
THE ARRANGEMENT
2.1Arrangement Agreement
This Plan of Arrangement constitutes an arrangement under Section 193 of the ABCA and is made pursuant to the Arrangement Agreement.
2.2Binding Effect
This Plan of Arrangement and the Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, will become effective, and be binding on the Purchaser, the Parent, the Company, the Subsidiaries of the Company, all holders and beneficial owners of Shares (including Dissenting Holders) and Incentive Securities, the register and transfer agent of the Company, the Depositary and all other Persons, at and after the Effective Time, in each case without any further act or formality required on the part of any Person, except as expressly provided in this Plan of Arrangement.
2.3Arrangement
(a)At the Effective Time each of the following events shall occur and shall be deemed to occur sequentially as set out below without any further authorization, act or formality, in each case, unless stated otherwise, effective as at five-minute intervals starting at the Effective Time:
(a)each Share held by a Dissenting Holder in respect of which Dissent Rights have been validly exercised and not withdrawn shall be deemed to have been transferred by such Dissenting Holder without any further act or formality to the Purchaser in consideration for a debt claim against the Purchaser for the amount determined under Article 3, and:
(i)such Dissenting Holder shall cease to be a holder of such Share and to have any rights as a holder of such Share other than the right to receive an amount determined and payable in accordance with Section 3.1;
(ii)such Dissenting Holder’s name shall be removed as the holder of such Share from the registers of Shares maintained by or on behalf of the Company; and
(iii)the Purchaser shall be deemed to be the transferee of such Shares (free and clear of all Liens) and shall be entered in the register of Shares maintained by or on behalf of the Company as the holder of such Shares so transferred;
(b)each Company Option outstanding immediately prior to the Effective Time (whether vested or unvested), notwithstanding the terms of the Incentive Plans or any award or similar agreement pursuant to which such Company Option was granted or awarded, shall be deemed to be unconditionally vested and exercisable, and each such Company Option shall, without any further action by or on behalf of a holder of Company Options, be deemed to be assigned and transferred by such holder to the Company in exchange for a cash payment from the Company equal to the amount by which the Consideration exceeds the exercise price of such Company Option, less applicable withholdings, and each such Company Option shall immediately be cancelled and, for greater certainty, where such amount is a negative, neither the Company nor the Purchaser shall be obligated to pay the holder of such Company Option any amount in respect of such Company Option;
(c)(i) each holder of Incentive Securities shall cease to be a holder of such Incentive Securities, (ii) such holder’s name shall be removed from each applicable register, (iii) the Incentive Plans and all agreements relating to the Incentive Securities shall be terminated and shall be of no further force and effect, and (iv) such holder shall thereafter have only the right to receive the consideration to which they are entitled pursuant to Section 2.3(b), at the time and in the manner specified in Section 2.3(b); and
(d)each Share outstanding immediately prior to the Effective Time, other than Shares held by a Dissenting Holder in respect of which Dissent Rights have been validly exercised and not withdrawn, shall, without any further action by or on behalf of the holder of such Shares, be deemed to be assigned and transferred by the holder thereof to the Purchaser in exchange for the Consideration, and:
(i)the holder of each such Share shall cease to be the holder of such Share and to have any rights as a holder of such Share other than the right to be paid the Consideration in accordance with this Plan of Arrangement;
(ii)such holder’s name shall be removed from the register of the Shares maintained by or on behalf of the Company; and
(iii)the Purchaser shall be deemed to be the transferee of such Shares (free and clear of all Liens) and shall be entered in the register of the Shares maintained by or on behalf of the Company as the holder of such Shares so transferred.
2.4Adjustment to Consideration
2.5If, on or after the date of the Arrangement Agreement, the Company sets a record date for any dividend or other distribution on the Shares that is prior to the Effective Date, then: (i) to the extent that the amount of such dividends or distributions per Share does not exceed the Consideration, the Consideration shall be reduced by the amount of such dividends or distributions; and (ii) to the extent that the amount of such dividends or distributions per Share exceeds the Consideration, such excess amount shall be placed in escrow for the account of the Purchaser or another Person designated by the Purchaser.
Article 3
RIGHTS OF DISSENT
3.1Rights of Dissent
3.2Each registered and beneficial holder of Company Shares shall have the right to dissent with respect to the Arrangement in accordance with the Interim Order (the “Dissent Rights”). A Dissenting Shareholder shall, at the Effective Time, cease to have any rights as a holder of Company Shares and shall only be entitled to be paid the fair value of the holder’s Company Shares. A Dissenting Shareholder who is paid the fair value of the holder’s Company Shares shall be deemed to have transferred the holder’s Company Shares to the Purchaser at the Effective Time, notwithstanding the provisions of Section 191 of the ABCA. A Dissenting Shareholder who, for any reason is not entitled to be paid the fair value of the holder’s Company Shares, shall be treated as if the holder had participated in the Arrangement on the same basis as a non-dissenting holder of Company Shares, notwithstanding the provisions of Section 191 of the ABCA. The fair value of the Company Shares shall be determined as of the close of business on the last Business Day before the day on which the Arrangement is approved by the holders of Company Shares at the Company Meeting or, if not the same day, the day the last approval is obtained.
3.3Recognition of Dissenting Holders
(a)In no circumstances shall the Purchaser, the Parent, the Company, the Depositary or any other Person be required to recognize a Person exercising Dissent Rights unless such Person: (i) as of the record date for the Company Meeting, is the registered or beneficial holder of those Shares in respect of which such rights are sought to be exercised; (ii) as of the deadline for exercising Dissent Rights, is the registered holder of those Shares in respect of which such rights are sought to be exercised; and (iii) has strictly complied with the procedures for exercising Dissent Rights and has not withdrawn such dissent prior to the Effective Time.
(b)For greater certainty, in no case shall the Purchaser, the Company, the Depositary or any other Person be required to recognize Dissenting Holders as holders of Shares in respect of which Dissent Rights have been validly exercised after the completion of the transfer under Section 2.3(a) and the names of such Dissenting Holders shall be removed from the registers of holders of the Shares in respect of which Dissent Rights have been validly exercised at the same time as the event described in Section 2.3(a) occurs. In addition to any other restrictions under the Interim Order or Section 191 of the ABCA, none of the following shall be entitled to exercise Dissent Rights: (i) holders of Incentive Securities; and (ii) Shareholders who vote or have instructed a proxyholder to vote such Shares in favour of the Arrangement Resolution (but only in respect of such Shares).
Article 4
CERTIFICATES AND PAYMENTS
4.1Payment of Consideration
(a)The Purchaser shall on or prior to the Effective Date and prior to the filing by the Company of the Articles of Arrangement with the Registrar deposit, or cause to be deposited, for the benefit of the Shareholders, the aggregate Consideration payable to Shareholders pursuant to this Plan of Arrangement (with the amount per Share in respect of which Dissent Rights have been exercised being deemed to be the Consideration for this purpose).
(b)Upon surrender to the Depositary for cancellation of a direct registration statement (DRS) advice (a “DRS Advice”) or a certificate which immediately prior to the Effective Time represented outstanding Shares that were transferred pursuant to Section 2.3(d), together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the Shareholders represented by such surrendered DRS Advice or certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, the cash payment which such holder has the right to receive under this Plan of Arrangement for such Shares, less any amounts withheld pursuant to Section 4.3, and any DRS Advice or certificate so surrendered shall forthwith be cancelled.
(c)As soon as practicable after the Effective Date (but in any event, no later than the first regularly scheduled payroll date that is at least three (3) Business Days following the Effective Date), the Purchaser shall cause the Company, or the applicable Subsidiary of the Company, to deliver to each former holder of Company Options (if applicable) the cash payment, if any, less any amount withheld pursuant to Section 4.3, that such holder is entitled to receive under this Plan of Arrangement, either: (i) pursuant to the normal payroll practices and procedures of the Company, or the applicable Subsidiary of the Company; or (ii) in the event that payment pursuant to the normal payroll practices and procedures of the Company, or the applicable Subsidiary of the Company, is not practicable for any such holder, by cheque (delivered to the address of such holder of Company Options (if applicable), as reflected on the register maintained by or on behalf of the Company in respect of the Company Options) or such other means as the Company and such holder may determine. Notwithstanding that amounts under this Plan of Arrangement are calculated in Canadian dollars, the Company (or applicable Subsidiary of the Company) is entitled to make the payments contemplated by this Schedule A4.1(c) in the applicable currency in respect of which the Company or applicable Subsidiary of the Company makes payment to such holder by using the applicable Bank of Canada daily exchange rate in effect on the date that is ten (10) Business Days immediately preceding the Effective Date.
(d)Until surrendered as contemplated by this Section 4.1, each DRS Advice or certificate that immediately prior to the Effective Time represented Shares, shall be deemed after the Effective Time to represent only the right to receive upon such surrender the cash payment which the holder is entitled to receive in lieu of such DRS Advice or certificate as contemplated in this Section 4.1, less any amounts withheld pursuant to Section 4.3. Any such DRS Advice or certificate formerly representing Shares not duly surrendered on or before the third (3rd) anniversary of the Effective Date shall cease to represent a claim by or interest of any former holder of Shares of any kind or nature against or in the Company, the Purchaser or the Parent. On such date, all cash payments to which such former holder was entitled shall be deemed to have been surrendered to the Purchaser and shall be paid over by the Depositary to the Purchaser or as directed by the Purchaser.
(e)Any payment made by way of cheque by the Depositary (or the Company or any of its Subsidiaries, as applicable) in accordance with this Plan of Arrangement that has not been deposited or has been returned to the Depositary (or the Company or any of its Subsidiaries, as applicable) or that otherwise remains unclaimed, in each case, on or before the third (3rd) anniversary of the Effective Time, and any right or claim to payment hereunder that remains outstanding on the third (3rd) anniversary of the Effective Time shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the applicable consideration for the Affected Securities pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to the Purchaser or the Company, as applicable, for no consideration.
(f)No holder of Affected Securities shall be entitled to receive (following the completion of this Plan of Arrangement) any consideration with respect to such Affected Securities other than the cash payment to which such holder is entitled to receive in accordance with Section 2.3 and this Section 4.1 and, for greater certainty, no such holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith, other than, in respect of Shares, any declared but unpaid dividend with a record date prior to the Effective Date.
4.2Lost Certificates
In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Shares that were transferred pursuant to Section 2.3 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, cash deliverable in accordance with such holder’s Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such cash is to be delivered shall as a condition precedent to the delivery of such cash, give a bond satisfactory to the Purchaser and the Depositary (each acting reasonably) in such sum as the Purchaser may direct (acting reasonably), or otherwise indemnify the Purchaser and the Company in a manner satisfactory to Purchaser and the Company, each acting reasonably, against any claim that may be made against the Purchaser and the Company with respect to the certificate alleged to have been lost, stolen or destroyed.
4.3Withholding Rights
The Purchaser, the Company, any Subsidiary of the Company and the Depositary, as applicable, shall be entitled to deduct and withhold from any amount otherwise payable or deliverable to any Person under this Plan of Arrangement (including, without limitation, any amounts payable pursuant to Section 3.1), such amounts as the Purchaser, the Company, any Subsidiary of the Company or the Depositary, as applicable, are required to deduct and withhold, or reasonably believe to be required to deduct and withhold, from such amount otherwise payable or deliverable under any provision of any Laws in respect of Taxes. Any such amounts will be deducted, withheld and remitted from the amount otherwise payable or deliverable pursuant to this Plan of Arrangement and shall be treated for all purposes under this Plan of Arrangement as having been paid to the Person in respect of which such deduction, withholding and remittance was made; provided that such deducted and withheld amounts are actually remitted to the appropriate Governmental Entity.

4.4No Liens
Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.
4.5Calculations
All calculations and determinations made by the Purchaser, the Company or the Depositary, as applicable, for the purposes of this Plan of Arrangement shall be conclusive, final and binding.
4.6Paramountcy
From and after the Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all Affected Securities issued or outstanding prior to the Effective Time, (b) the rights and obligations of the Affected Securityholders, the Company, the Purchaser, the Parent, the Depositary and any transfer agent or other depositary therefor in relation thereto, shall be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Affected Securities shall be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.
Article 5
AMENDMENTS
5.1Amendments to Plan of Arrangement
(a)The Company and the Purchaser may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be approved by the Company and the Purchaser, each acting reasonably, (iii) filed with the Court and, if made following the Company Meeting, approved by the Court, and (iv) be communicated to the Affected Securityholders if and as required by the Court.
(b)Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company or the Purchaser at any time prior to the Company Meeting (provided that the Company or the Purchaser, as applicable, shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.
(c)Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting shall be effective only if (i) it is consented to in writing by each of the Company and the Purchaser (in each case, acting reasonably), and (ii) if required by the Court, it is consented to by some or all of the Shareholders voting in the manner directed by the Court.
(d)Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by the Purchaser, provided that it concerns a matter which, in the reasonable opinion of the Purchaser, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any former holder of Affected Securities.
Article 6
FURTHER ASSURANCES
6.1Further Assurances
Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order to further document or evidence any of the transactions or events set out in this Plan of Arrangement.

SCHEDULE B
ARRANGEMENT RESOLUTION
BE IT RESOLVED THAT:
1.The arrangement (the “Arrangement”) under Section 193 of the Business Corporations Act (Alberta) (the “ABCA”) of Tornado Infrastructure Equipment Ltd. (the “Company”), pursuant to the arrangement agreement (as it may from time to time be amended, modified or supplemented, the “Arrangement Agreement”) among the Company, Tornado Acquisition Company ULC and The Toro Company dated October 6, 2025, all as more particularly described and set forth in the management information circular of the Company dated , 2025 (as it may be amended, modified or supplemented, the “Circular”) accompanying the notice of this meeting (as the Arrangement may be amended, modified or supplemented in accordance with its terms) is hereby authorized, approved and adopted.
2.The plan of arrangement of the Company (as it has been or may be amended, modified or supplemented in accordance with the Arrangement Agreement and its terms (the “Plan of Arrangement”)), the full text of which is set out in Appendix to the Circular, is hereby authorized, approved and adopted.
3.The (i) Arrangement Agreement and all transactions contemplated therein and provisions thereof, (ii) actions of the directors of the Company in approving the Arrangement Agreement, and (iii) actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement, and any amendments, modifications or supplements thereto, are hereby ratified, authorized, approved and adopted.
4.The Company be and is hereby authorized to apply for a final order from the Court of King’s Bench of Alberta (the “Court”) to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement.
5.Notwithstanding that this resolution has been passed (and the Arrangement adopted) by (i) the shareholders of the Company; and (ii) the holders of options to purchase shares in the capital of the Company, or that the Arrangement has been approved by the Court, the directors of the Company are hereby authorized and empowered to, at their discretion, without notice to or approval of the shareholders or optionholders of the Company: (i) amend, modify or supplement the Arrangement Agreement or the Plan Arrangement to the extent permitted thereby; and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and related transactions.
6.Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute and deliver for filing with the Registrar under the ABCA articles of arrangement and such other documents and instruments as may be necessary or desirable to give effect to the Arrangement in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other document or instrument.
B - 1

7.Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed and to deliver or cause to be delivered all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

B - 2

SCHEDULE C
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
1.Organization and Qualification. The Company and each of its Subsidiaries is a corporation or other entity duly incorporated or organized, as applicable, and validly existing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable, and has the requisite power and capacity to own and lease its assets and properties and conduct its business as now conducted. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and each of its Subsidiaries is duly registered to carry on business in each jurisdiction in which the character of its assets and properties, owned, leased, licensed or operated by it, or the nature of its activities make such registration necessary.
1.Corporate Authorization. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to obtaining approval of the Shareholders of the Arrangement Resolution in the manner required by the Interim Order and Law and approval of the Court, to perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation by the Company of the Arrangement and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by it of this Agreement or the consummation of the Arrangement and the other transactions contemplated hereby other than approval by the Board of the Company Circular, approval by the Shareholders in the manner required by the Interim Order and Law and approval by the Court.
2.Execution and Binding Obligation. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the Purchaser and the Parent) constitutes a legal, valid and binding agreement of the Company enforceable against it in accordance with its terms subject to any limitation under bankruptcy, insolvency or other Laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.
3.Governmental Authorization. The execution, delivery and performance by the Company of its obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby do not require any Authorization or other action by or in respect of, or filing with, or notification to, any Governmental Entity by the Company or by any of its Subsidiaries other than: (i) the Interim Order and any filings required in order to obtain, and approvals required by, the Interim Order; (ii) the Final Order, and any filings required in order to obtain the Final Order; (iii) filings with the Registrar under the ABCA; (iv) filings with the Securities Authorities and the TSX-V; (v) the Competition Act Approval; and (vi) any Authorizations which, if not obtained, or any other actions by or in respect of, or filings with, or notifications to, any Governmental Entity which, if not taken or made, would not, individually or in the aggregate, have a Material Adverse Effect.
4.Non-Contravention. The execution, delivery and performance by the Company of its obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby do not and will not:
(a)assuming compliance with the matters referred to in Paragraph (4) above, contravene, conflict with, or result in any violation or breach of the Company’s Constating Documents;
(b)assuming compliance with the matters referred to in Paragraph (4) above, contravene, conflict with or result in a violation or breach of any Law;

(c)require any consent or approval by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any Material Contract or any Authorization to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; or
(d)result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or its Subsidiaries;
except, in the case of each of clauses (b) through (d), as would not, individually or in the aggregate, have a Material Adverse Effect.

5.Capitalization.
(a)The authorized capital of the Company consists of an unlimited number of Shares and an. As of the close of business on the Business Day prior to the date of this Agreement, there were 138,423,073 Shares issued and outstanding. All outstanding Shares have been duly authorized and validly issued, are fully paid and non-assessable. No Shares have been issued in violation of any Law or any pre-emptive or similar rights applicable to them.
(b)As of the close of business on the Business Day prior to the date of this Agreement there were 11,296,667 Shares issuable upon the exercise of outstanding Company Options. Section 6(b) of the Company Disclosure Letter contains a list of the Company Options, with details regarding the exercise price, whether such Company Options are vested or unvested and the number of participants to whom such Company Options have been granted. The Incentive Plans and the issuance of securities under such Incentive Plans have been duly authorized by the Board in compliance with Law and the terms of the applicable Incentive Plan.
(c)As of the close of business on the Business Day prior to the date of this Agreement, there were no RSUs outstanding.
(d)Except for the rights under the Incentive Plans, including outstanding Company Options, there are no:
(i)options, equity-based awards, warrants, conversion, pre-emptive, redemption, repurchase, stock appreciation or other rights, or any other agreements, arrangements, instruments or commitments of any kind to which the Company or any of its Subsidiaries are a party that obligate the Company or any of its Subsidiaries to, directly or indirectly, issue or sell any securities of the Company or of any of its Subsidiaries, or give any Person a right to subscribe for or acquire, any securities of the Company or of any of its Subsidiaries;
(ii)obligations of the Company or of any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities of the Company or of any of its Subsidiaries, or qualify securities for public distribution in Canada, the U.S. or elsewhere, or, other than as contemplated by this Agreement, with respect to the voting or disposition of any securities of the Company or of any of its Subsidiaries; or
(iii)notes, bonds, debentures or other evidences of indebtedness or any other agreements, arrangements, instruments or commitments of any kind that give any Person, directly or indirectly, the right to vote with holders of Shares on any matter except as required by Law.
6.Shareholders’ and Similar Agreements. Neither the Company nor any of its Subsidiaries is subject to, or affected by, any unanimous shareholders agreement involving a Person other than the Company or any of its Subsidiaries and is not a party to any shareholder, pooling, voting, or other similar arrangement or agreement relating to the ownership or voting of any of the securities of the Company or of any of its Subsidiaries other than as between the Company and any of its Subsidiaries or pursuant to which any Person other than the Company or any of its Subsidiaries may have any right or claim in connection with any existing or past equity interest in the Company or in any of its Subsidiaries.
7.Subsidiaries.
(a)The following information with respect to each Subsidiary is accurately set out in Section 8 of the Company Disclosure Letter: (i) its name and form or organization; (ii) the percentage owned directly or indirectly by the Company and the percentage owned, if any, by registered holders of capital stock or other equity interests if other than the Company and its Subsidiaries; and (iii) its jurisdiction of incorporation, organization or formation.
(b)The Company is, directly or indirectly, the registered and beneficial owner of all of the outstanding common shares or other equity interests as reflected as being owned by the Company, directly or indirectly, of each of its Subsidiaries, free and clear of any Liens, other than Permitted Liens and all such shares or other equity interests so owned by the Company have been validly issued and are fully paid and non-assessable, as the case may be, and no such shares or other equity interests have been issued in violation of any pre-emptive or similar rights. Except for the shares or other equity interests owned by the Company in any Subsidiary of the Company as set forth in Section 8 of the Company Disclosure Letter, the Company does not own, beneficially or of record, any equity interests of any kind in any other Person.
8.Securities Law Matters. The Company is a “reporting issuer” in the provinces of Alberta, British Columbia and Ontario. The Shares are listed and posted for trading on the TSX-V. None of the Subsidiaries are subject to any continuous or periodic, or other disclosure requirements under any securities Laws in any jurisdiction. The Company is not in default of any material requirements of any Securities Laws or the rules and regulations of the TSX-V. The Company has not taken any action to cease to be a reporting issuer in any of Alberta, British Columbia or Ontario, nor has the Company received notification from any Securities Authority seeking to revoke the reporting issuer status of the Company. No delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of the Company is pending, in effect or, to the knowledge of the Company, has been threatened, and the Company is not, to the knowledge of the Company, currently subject to any formal review, enquiry, investigation or other proceeding relating to any such order or restriction. The Company has timely filed all material forms, reports, schedules, statements and other documents required to be filed under Securities Laws with the appropriate Governmental Entity since January 1, 2024. The documents comprising the Company Filings complied as filed in all material respects with Law and did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing), contain any Misrepresentation. The Company has not filed any confidential material change report which at the date of this Agreement remains confidential.
9.Financial Statements.

(a)The Company’s audited consolidated financial statements as at and for the fiscal years ended December 31, 2024 and December 31, 2023 and unaudited consolidated financial statements as at and for the fiscal periods ended June 30, 2025 and June 30, 2024 (including, in each case, any of the notes or schedules thereto, the auditor’s report thereon and related management’s discussion and analysis) included in the Company Filings: (i) were prepared in accordance with IFRS; and (ii) present fairly, in all material respects, the financial position of the Company and its Subsidiaries on a consolidated basis as at the respective dates thereof and the comprehensive income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries on a consolidated basis for the periods covered thereby (except as may be indicated in the notes to such financial statements and subject in the case of unaudited financial statements to normal, year-end audit adjustments). Except as set forth in such financial statements, neither the Company nor any of its Subsidiaries is party to any off-balance sheet transaction with unconsolidated Persons.
(b)The financial books, records and accounts of the Company and each of its Subsidiaries have been maintained, in all material respects, in accordance with IFRS or the accounting principles generally accepted in the country of domicile of each such entity on a basis consistent with prior years.
10.Disclosure Controls and Internal Control over Financial Reporting.
(a)The Company has established and maintains a system of disclosure controls and procedures (as such term is defined in NI 52-109) that are designed to provide reasonable assurance that information required to be disclosed by the Company in its annual filings, interim filings or other reports required to be filed or submitted by it under Securities Laws is recorded, processed, summarized and reported within the time periods specified by Securities Laws. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by the Company in its annual filings, interim filings or other reports required to be filed or submitted by it under Securities Laws is accumulated and communicated to the Company’s management, including its chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosed.
(b)The Company has established and maintains a system of internal control over financial reporting (as such term is defined in NI 52-109) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS.
(c)To the knowledge of the Company, there is no material weakness (as such term is defined in NI 52-109) relating to the design, implementation or maintenance of its internal control over financial reporting or fraud that involves management or other Company Employees who have a significant role in the internal control over financial reporting of the Company.
11.No Material Undisclosed Liabilities. There are no liabilities or obligations of any nature, whether accrued, contingent, absolute, determined, determinable or otherwise, of the Company or of any of its Subsidiaries of a type required to be reflected or reserved for on a consolidated balance sheet of the Company prepared in accordance with IFRS, other than liabilities or obligations: (i) disclosed in the Company Filings; (ii) incurred in the Ordinary Course since June 30, 2025; (iii) incurred in connection with this Agreement or the transactions contemplated hereby (including any transaction expenses); (iv) that relate to Taxes (which are the subject of Paragraph 28); or (v) as would not, individually or in the aggregate, have a Material Adverse Effect.

12.Absence of Certain Changes or Events. Since January 1, 2024 until the date of this Agreement, other than the transactions contemplated by this Agreement and as disclosed in the Company Filings, the business of the Company and of each of its Subsidiaries has been conducted in the Ordinary Course and there has not occurred a Material Adverse Effect.
13.Related Party Transactions. Neither the Company nor any of its Subsidiaries is indebted to any director or officer of the Company and any of its Subsidiaries or to any Company Employee or any of their respective affiliates (except for amounts due in the Ordinary Course or pursuant to any Law or Contract such as salaries, bonuses, director’s fees or the reimbursement of Ordinary Course expenses). Other than in the Ordinary Course, there are no Contracts (other than employment arrangements or other terms of engagement) with, or advances, loans, guarantees, liabilities or other obligations to, on behalf or for the benefit of, any officer or director of the Company or any of its Subsidiaries, any Company Employee or any of their respective affiliates.
14.Compliance with Laws. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and each of its Subsidiaries are, and since January 1, 2024 have been, in compliance with Law. Since January 1, 2024, to the knowledge of the Company, neither the Company nor any of its Subsidiaries is or has been under any investigation with respect to, has been charged or threatened to be charged with, or has received notice of, any violation or potential violation of any Law in any material respect from any Governmental Entity.
15.Authorizations and Licenses. The Company and each of its Subsidiaries, as applicable, own, possess or have obtained all Authorizations that are required by Law in connection with the operation of the business of the Company and of each of its Subsidiaries as presently conducted, except where the failure to own, possess or obtain any such Authorization would not, individually or in the aggregate, have a Material Adverse Effect. The Company or one of its Subsidiaries, as applicable, lawfully hold, own or use, and have complied with, all such Authorizations. Each such Authorization is valid and in full force and effect, and is renewable by its terms or in the Ordinary Course, except as would not, individually or in the aggregate, have a Material Adverse Effect. As of the date hereof, no action, investigation or proceeding is pending, or to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries in respect of or regarding any such Authorization that could reasonably be expected to result in the suspension, loss or revocation of any such Authorizations.
16.Material Contracts.
(a)Section 17 of the Company Disclosure Letter sets out a complete and accurate list of all Material Contracts as of the date hereof and true and complete copies of all Material Contracts have been provided to the Purchaser.
(b)Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Material Contract is a legal, valid and binding agreement of the Company or one or more of its Subsidiaries, as applicable, and in full force and effect and is enforceable by the Company or one or more of its Subsidiaries, as applicable, in accordance with its terms (subject to bankruptcy, insolvency and other Laws affecting creditors’ rights generally, and to general principles of equity). Neither the Company nor any of its Subsidiaries is in breach or default under any Material Contract, except for such breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Effect.
(a)None of the Company nor any of its Subsidiaries has received from any other party to a Material Contract any written or oral notice of any material breach or material default under any such Material Contract, nor does the Company have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default.
(b)None of the Company or any of its Subsidiaries has received any written or oral notice that any party to a Material Contract intends to cancel, terminate or otherwise modify or not renew such Material Contract and, to the knowledge of the Company, no such action has been threatened.
17.Personal Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company or its Subsidiaries have good title to, or a valid leasehold interest in or other right to use, all personal property of any kind or nature which the Company or any of its Subsidiaries purports to own, free and clear of all Liens (other than Permitted Liens).
18.Real Property.
(a)Section 19(a) of the Company Disclosure Letter, lists the common street address for substantially all real or immovable property owned by the Company or any Subsidiary (such real or immovable property, which for clarity may exclude any real or immovable property which individually or in the aggregate is immaterial to the business of the Company, together with all structures, improvements and fixtures presently or hereafter located thereon or attached thereto, are, as the context may require, individually or collectively referred to as the “Company Owned Real Property”). With respect to each Company Owned Real Property, except as would not have, individually or in the aggregate, a Material Adverse Effect:
(i)the Company or a Subsidiary is the sole owner of 100% legal and beneficial interest in the Company Owned Real Property and the Company or a Subsidiary has good and marketable and valid ownership and fee simple title to all Company Owned Real Property, in each case free and clear of all Liens except for Permitted Liens;
(ii)there are no outstanding options, undertakings, commitments or rights or privileges capable of becoming such, to purchase any of the Company Owned Real Property, or any portion thereof or interest therein, and there are no agreements, undertakings, contracts or commitments to sell, any of the Company Owned Real Property, or any portion thereof or interest therein;
(iii)the Company or a Subsidiary has the exclusive right to occupy, possess and use the Company owned Real Property and neither the Company nor any Subsidiary has granted any written or oral agreement to lease, license or otherwise use, possess or occupy any of the Company Owned Real Property or any portion thereof other than in the Ordinary Course;
(iv)there are no outstanding work orders, inspector orders, open building permits, deficiency notices, notices of violation, notices of non-compliance or similar items from or required by any Governmental Entity;
(v)there are no pending, or to the knowledge of the Company, threatened condemnation, expropriation or rezoning proceedings with respect to any of the Company Owned Real Property;
(vi)no uncured default, breach or violation on the part of the Company or, if applicable, the Subsidiary, or, to the knowledge of the Company, any other party thereto, exists under any Permitted Liens and to the knowledge of the Company no event, condition or omission exists that would constitute such default, breach or violation (whether by lapse of time or notice or both) on the part of the Company or, if applicable, the Subsidiary, or, to the knowledge of the Company, any other party thereto; and
(vii)all of the Company Owned Real Property, and the buildings, improvements and fixtures thereon and systems therein (collectively, the “Owned Structures”) are adequate and suitable for the purpose for which they are presently being used by the Company and its Subsidiaries, as applicable. None of the Company Owned Real Property nor any of the Owned Structures, nor their use, operation or maintenance for the purposes of carrying on the business of the Company, violate any applicable Law.
(b)The Data Room contains complete and accurate copies of all Company Leases.
(c)With respect to the Company Leased Properties: (i) each Company Lease for such property constitutes a legal, valid and binding obligation of the Company or its Subsidiary, as the case may be, enforceable against the Company or such Subsidiary, as the case may be, in accordance with its terms (subject to bankruptcy, insolvency and other Laws affecting creditors’ rights generally, and to general principles of equity) and is in full force and effect; (ii) neither the Company nor any of its Subsidiaries, as the case may be, is in material breach of or default under any such Company Lease and no event has occurred which, without the giving of notice or lapse of time, or both, would constitute a material breach of or default under any such Company Lease; and (iii) to the knowledge of the Company, no counterparty to any such Company Lease is in material default thereunder.
19.Rights to Acquire Assets. Except as set out in Section 20 of the Company Disclosure Letter, and pursuant to customer quotations and agreements with customers entered into in the Ordinary Course, there are no outstanding rights of first refusal or other pre-emptive rights to purchase which entitle any Person to acquire assets of the Company or the Subsidiaries.
20.Sufficiency of Assets and Inventory. Except as set out in Section 21 of the Company Disclosure Letter, the material assets and inventory are (i) in good working condition, (ii) free of any material defects, and (iii) adequate and sufficient for the continued conduct of the business in the Ordinary Course in substantially the same manner as conducted in the six (6) months prior to the date of this Agreement. To the knowledge of the Company, there has been no: (i) unauthorized access to or use of the assets or (ii) failures, breakdowns, or other adverse events or incidents materially impacting the assets and inventory.
21.Intellectual Property; IT.
(a)Section 22(a) of the Company Disclosure Letter lists all material: (i) issued patents and pending patent applications; (ii) trademark and service mark registrations and applications; (iii) copyright registrations and applications; and (iv) internet domain name registrations, in each case that are owned by or licensed to the Company or any of its Subsidiaries. True and correct copies of all Material Contracts pursuant to which any Intellectual Property is licensed, assigned, sold, conveyed or otherwise provided to the Company or any of its Subsidiaries have been delivered or made available to the Purchaser.
(b)(i) To the knowledge of the Company, the Company and its Subsidiaries are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any other Person; (ii) as of the date of this Agreement, the Company and its Subsidiaries have not received from any Person in the past two years any written notice, charge, complaint, claim or other written assertion alleging any such infringement, misappropriation, or other violation by the Company or any of its Subsidiaries of the Intellectual Property of any other Person. To the knowledge of the Company, no Person is infringing, misappropriating, or otherwise violating the Intellectual Property of the Company or any of its Subsidiaries.
(c)Except as disclosed in Section 22(c) of the Company Disclosure Letter and except for payments in relation to "off the shelf" software, neither the Company nor any of its Subsidiaries is obligated to pay any royalties, fees or other compensation to any Person in respect of its ownership, use or license of any material Intellectual Property.
(d)To the knowledge of the Company, the IT Systems adequately meet the data processing and other computing needs to conduct the business of the Company as currently conducted in all material respects, are free of any material defect, are in good working condition and adequate steps have been taken to ensure the business continuity for the IT Systems. To the knowledge of Company, the IT Systems function, operate, process and compute in accordance with all applicable Laws and industry standards, in all material respects.
(e)To the knowledge of Company, there has been no: (i) loss or theft of, or unauthorized access, use, disclosure, corruption, deletion or destruction of, Personal Information, (ii) unauthorized access to or use of the IT Systems, (iii) system failures, breakdowns, viruses, denial-of-service attacks, ransomware, cybersecurity incident, or (iv) other adverse events or incidents materially impacting the IT Systems. The Company and its Subsidiaries have implemented and maintained reasonable safeguards designed to protect against threats or hazards to security and integrity of the IT Systems.
22.Litigation. There are no, and since January 1, 2024 there has been no, claims, actions, suits, arbitrations or proceedings, or to the knowledge of the Company, any inquiries or investigations pending, or, to the knowledge of the Company, are there any claims, actions, suits, arbitrations, proceedings, inquiries or investigations threatened, against the Company or any of its Subsidiaries by or before any Governmental Entity that, if determined adverse to the interests of the Company or its Subsidiaries, would, individually or in the aggregate, have a Material Adverse Effect or would be reasonably expected to prevent or materially delay the consummation of the Arrangement or the transactions contemplated hereby. There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress, or, to the knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries before any Governmental Entity. Neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree that would, individually or in the aggregate, have a Material Adverse Effect or that would be reasonably expected to prevent or materially delay the consummation of the Arrangement or the transactions contemplated hereby.
23.Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the knowledge of the Company: (i) there exists no fact, condition or occurrence concerning the Company or its Subsidiaries and the operation of their respective businesses or assets with respect to any non-compliance with or obligation or liability under Environmental Laws; (ii) no unresolved complaint, notice or violation, citation, summons or order has been issued to the Company or any of its Subsidiaries alleging any violation by or liability of the Company or any of its Subsidiaries with respect to any Environmental Law; and (iii) the operation of the business of the Company and its Subsidiaries is, and since January 1, 2024 has been, in compliance in all l respects with Environmental Laws.
24.Employees.
(a)Section 25(a) of the Company Disclosure Letter sets forth the list of all Company Employees, which list indicates: (i) the titles of all such Company Employees together with the location of their employment; (ii) the date each such Company Employee was hired; (iii) which Company Employees are subject to a written employment agreement with the Company; (iv) which Company Employees are subject to a Collective Agreement and in each such case the applicable Collective Agreement; (v) the status of each Company Employee, whether full-time, part-time, casual, temporary or seasonal, and overtime eligibility; (vi) the hourly or annual wage of each Company Employee as of the date of such list, and bonuses paid to each Company Employee since the end of the Company’s last completed financial year; (vii) the vacation days to which each Company Employee is entitled on the date of such list; and (viii) the Employees that are not actively working on the date of this list due to leave of absence, illness, injury, accident or other reason, and in each such case the type of leave, date commenced, reason for leave, and if known, anticipated return date.

(b)Section 25(b) of the Company Disclosure Letter lists (i) all Contracts, whether written or oral, with any Company Employee who is a manager, director or executive level employee or that receives compensation in excess of $250,000 per annum and which provide for severance, termination or similar payments or entitlements, including on a change of control of the Company; and (ii) all Contracts, whether written or oral, that accelerate the time of payment, funding or vesting of, upon a change of control of the Company, and correct and complete copies of all such Contracts have been disclosed in the Data Room.
(c)Correct and complete templates of all Contracts that describe all of the terms of the Contracts relating to the list of Company Employees set out in section 25(c) of the Company Disclosure Letter have been disclosed in the Data Room.
(d)Section 25(d) of the Company Disclosure Letter lists: (i) all persons who are currently performing services for the Company or its Subsidiaries as independent contractors under a Contract (whether written or oral); and (ii) the current rate of compensation and total fees paid during the 12-month period ending on December 31, 2024 of each such person. A copy of each standard form agreement has been made available to the Purchaser. Each independent contractor, including the independent contractors who are listed in Section 25(d) of the Company Disclosure Letter has been properly classified as an independent contractor and the Company has not received any notice in writing or any oral notice from any Governmental Entity or person disputing such classification
(e)All amounts due or accrued for all salary, wages, bonuses, incentive compensation, deferred compensation, commissions, vacation with pay, paid time off, overtime pay, termination and severance pay have either been paid, or are accrued and accurately reflected in all material respects in the books and records of the Company and its Subsidiaries with respect to all Company Employees, as well as all former employees of the Company and its Subsidiaries. All material liabilities of the Company or any of its Subsidiaries due or accruing due to Company Employees have or shall have been paid, or accrued and accurately reflected in the books and records of the Company to the end of the month immediately preceding the Effective Time, including premium contributions, remittances and assessments for employment/unemployment insurance, Employer Health Tax, Canada Pension Plan, income Tax and any other employment-related legislation. All amounts due or accrued for all consulting fees, any other forms of compensation or benefits and all liabilities of the Company or any of its Subsidiaries due or accruing due to all current and former independent contractors of the Company or any of its Subsidiaries have either been paid or are accrued and accurately reflected in the books and records of the Company and its Subsidiaries.
(f)The Company and its Subsidiaries are, and for the two years prior to the Effective Time have been, in compliance in all material respects with all Laws respecting labour and employment, including all terms and conditions of employment. Collective Agreements, all Laws respecting pay equity, employment equity, worker classification, independent contractor classification, work permits/authorizations, wages, hours of work, unemployment insurance, discrimination, harassment, retaliation, leave of absence, equal opportunity, overtime, meal periods, rest breaks, employment and labour standards, labour relations, workers’ compensation, immigration, human rights, occupational health and safety and all other employment-related matters arising under all Laws, and there are no outstanding claims, applications, complaints, investigations or orders under all Laws.
(f)No notice has been received by the Company or any of its Subsidiaries in the last two years of any claim, or of any pending or threatened claim in writing, by any employee or former employee against the Company or any Subsidiary or any current or former director or officer of the Company or any Subsidiary, before any Governmental Entity alleging that the Company or Subsidiary has violated any Law pertaining to employment or labour Law.
(g)There is no unfair labour practice complaint, grievance or arbitration proceeding in progress or, to the knowledge of the Company, threatened against the Company or its Subsidiaries.
(g)The Company and its Subsidiaries have investigated or addressed all known sexual harassment, or other discrimination, harassment, retaliation or material policy violation allegations in accordance with the requirements of Laws and any applicable Company policy.
(h)No Company Employee earning a base salary in excess of $150,000.00 per annum has any Contract as to length of notice or severance payment required to terminate his or her employment (other than such as results by Law from the employment of an employee without an agreement as to notice or severance), nor are there any change of control payments or severance payments or agreements with Company Employees providing for cash or other compensation or benefits upon the consummation of, or relating to, the Arrangement or any other transaction contemplated by this Agreement, including a change of control of the Company or of any of its Subsidiaries.
(i)There is no notice of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment, fine, lien charge, surcharge or other material amount due that the Company or any of its Subsidiaries has received before the Effective Time during the past two years from any workplace safety and insurance or workers compensation board or similar Governmental Entity in any jurisdiction where the Company or any of its Subsidiaries carries on business that remain unpaid. Neither the Company nor any of its Subsidiaries have been reassessed under workers’ compensation legislation during the past two years. There are no claims or, to the knowledge of the Company, potential claims that may materially adversely affect the accident cost experience rating of any Company or Subsidiary under workers’ compensation legislation.
(j)Section 25(l) of the Company Disclosure Letter sets out all orders and inspection reports received by the Company or its Subsidiaries in the past five years under occupational health and safety laws, and they have been made available to the Purchaser. There are no outstanding governmental orders nor any pending charges made under any occupational health and safety laws relating to the Company or its Subsidiaries or their business and there have been no fatal or critical accidents within the last five years that might reasonably be expected to lead to charges involving the Company or any Subsidiary under the occupational health and safety laws. The Company and its Subsidiaries have complied with all governmental orders issued under the occupational health and safety laws in all material respects.
(k)No Company Employee has provided notice in writing that the Company Employee will resign or retire or cease to provide work or services as a result of the closing of the transactions contemplated by this Agreement.
25.Collective Agreements.
(a)There is no Collective Agreement in force with respect to the Company Employees nor is there any Contract with any employee association, trade union, council of trade unions, labour organization, employee bargaining agency or affiliated bargaining agent, in respect of the Company Employees.

(b)As of the date hereof, no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent or any other Person holds bargaining rights with respect to any Company Employee by way of certification, interim certification, voluntary recognition or successor rights, or has applied or, to the knowledge of the Company, threatened to apply (i) for bargaining rights for any Company Employee; or (ii) to have the Company or any of its Subsidiaries declared a related, common, single or successor employer.
(c)As of the date hereof, there are no threatened or pending union organizing activities involving any Company Employees and no such activities have been undertaken in the last five years. As of the date hereof, there is no labour strike, dispute, work slowdown or stoppage pending or involving or, to the knowledge of the Company, threatened against the Company and no such event has occurred within the last five years.
(d)As of the date hereof, no trade union has applied to have the Company or any of its Subsidiaries declared a common, related or successor employer pursuant to the Labour Relations Act (Ontario) or any similar legislation in any jurisdiction in which the Company or any of its Subsidiaries carries on business.
26.Employee Plans.
(a)Section 27(a) of the Company Disclosure Letter lists all material Employee Plans. The Company has disclosed in the Data Room true, correct and complete copies of all such material Employee Plans, as amended, or, if not readily available, a description thereof together with all related material documentation. No set of facts exists and no changes have occurred which would affect the information contained in the actuarial reports, financial statements or asset statements required to be provided to the Purchaser hereby. No commitments to improve or otherwise materially amend any material Employee Plan have been made.
(b)The Company has registered and administered each material Employee Plan, and made all contributions and paid all premiums in respect of each material Employee Plan, in accordance with Law, except as would not, individually or in the aggregate, have a Material Adverse Effect. No fact or circumstance exists which could adversely affect the registered status of any such material Employee Plan. There are no pending, or to the knowledge of the Company, threatened claims (other than routine claims for benefits) by, on behalf of or against any Employee Plan or any trust related thereto which could reasonably be expected to result in any liability to the Company or any of its Subsidiaries and no audit or other proceeding by a Governmental Entity is pending, or to the knowledge of the Company, threatened with respect to such plan.
(c)No Employee Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment, other than coverage or benefits required to be provided by Law.
27.Insurance. The Company and each of its Subsidiaries, as applicable, is insured by reputable third-party insurers with reasonable and prudent policies appropriate for the size and nature of the business of the Company and its Subsidiaries. To the knowledge of the Company, each such insurance policy currently in effect that insures the physical properties, business, operations and assets of the Company and its Subsidiaries is valid and binding and in full force and effect. To the knowledge of the Company, there is no material claim pending under any such insurance policy that has been denied, rejected, questioned or disputed by any insurer or as to which any insurer has made any reservation of rights or refused to cover any material portion of such claims.
28.Taxes.

(a)The Company and each of its Subsidiaries has timely filed all Tax Returns required to be filed by them and all such Tax Returns are complete and correct.
(b)The Company and each of its Subsidiaries has paid or caused to be paid on a timely basis all Taxes which are due and payable, all assessments and reassessments, and all other Taxes due and payable by them, other than those which are being or have been contested in good faith and in respect of which reserves have been provided in the most recently published consolidated financial statements of the Company. The Company and its Subsidiaries have provided adequate accruals in accordance with IFRS in the most recently published consolidated financial statements of the Company for any Taxes of the Company and each of its Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns.
(c)Neither the Company nor any of its Subsidiaries is a party to any action or proceeding for assessment or collection of Taxes and no such event has been asserted or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets.
(d)There are no Liens (other than Permitted Liens) with respect to Taxes upon any of the assets of the Company or any of its Subsidiaries.
(e)The Company and each of its Subsidiaries has in all respects withheld or collected all amounts required to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Entity when required by Law to do so.
(f)Neither the Company nor any of its Subsidiaries has waived any statute of limitations on the assessment or collection of any Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course).
(g)No Governmental Entity of a jurisdiction where neither the Company nor any of its Subsidiaries file a Tax Return has made a claim that the Company or its Subsidiaries is subject to Tax in such jurisdiction.
(h)The Company is not a non-resident of Canada within the meaning of the Tax Act.
(i)None of the Company or any of its Subsidiaries has ever been required to file any Tax Return with, or has ever been liable to pay any Taxes to, any Governmental Entity in any jurisdiction other than the jurisdiction in which the Company or such Subsidiary was formed or incorporated.
(j)None of the Company or any of its Subsidiaries are subject to liability for Taxes of any other Person (including, for greater certainty, under sections 159 and 160 of the Tax Act). None of the Company or any of its Subsidiaries have entered into any Tax indemnity, Tax sharing, Tax allocation or other agreement with, or provided any undertaking to, any Person pursuant to which it has assumed liability for the payment of Taxes owing by such Person.
(k)The terms and conditions made or imposed in respect of every transaction (or series of transactions) between the Company and any non-resident Person with whom the Company was not dealing at arm’s length within the meaning of the Tax Act do not differ from those that would have been made between Persons dealing at arm’s length for purposes of the Tax Act. Records or documents that meet the requirements of subparagraphs 247(4)(a) to (c) of the Tax Act have been made and obtained by the

Company with respect to all transactions between the Company and any non-resident person with whom the Company was not dealing at arm’s length within the meaning of the Tax Act.
(l)The total fair market value of all the shares that we owned directly or indirectly by the Company and that are shares of “foreign affiliates”, as defined in the Tax Act, of the Company does not exceed 75% of the fair market value of all properties owned by the Company for purposes of section 212.3 of the Tax Act.
(m)The Company and each of its Subsidiaries have not engaged in any transaction that is or could be a “reportable transaction” as defined in subsection 237.3(1) of Tax Act or a “notifiable transaction” as defined in subsection 237.4(1) of the Tax Act.
29.Money Laundering. The operations of the Company and of each of its Subsidiaries are, and have been since January 1, 2024, conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements and money laundering Laws and the rules and regulations thereunder and any related or similar Laws, rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity relating to money laundering and applicable to the Company and its Subsidiaries (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or Governmental Entity involving the Company or any of its Subsidiaries with respect to Money Laundering Laws is pending or, to the knowledge of the Company, threatened.
30.Corrupt Practices Legislation. Neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any of its or their respective directors, officers or employees acting on behalf of the Company or any of its Subsidiaries has taken, committed to take or been alleged to have taken any action which would cause the Company or any of its Subsidiaries to be in violation of the Corruption of Foreign Public Officials Act (Canada), the United States Foreign Corrupt Practices Act of 1977 or any Law of similar effect.
31.Privacy. The Company and each of its Subsidiaries is, and since January 1, 2024 has been, conducting its business in compliance with all Laws governing privacy and the protection of personal information, except for any such non-compliances which would not, individually or in the aggregate, have a Material Adverse Effect. The Company has a written privacy policy which governs the collection, use and disclosure of personal information and the Company and its Subsidiaries are in compliance in all material respects with such policy.
32.Collateral Benefit. Except as set out in Section 33 of the Company Disclosure Letter, no related party of the Company (within the meaning of MI 61-101), together with its associated entities, beneficially owns or exercises control or direction over 1% or more of the outstanding Shares, except for related parties who will not receive a “collateral benefit” (within the meaning of MI 61-101) as a consequence of the transactions contemplated by this Agreement.
33.Opinion of Financial Advisors. The Board and Special Committee, as applicable, has received the Fairness Opinions.
1.Brokers. Except for the engagement letters with the Financial Advisors and the fees payable under or in connection with such engagements, no investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries or is entitled to any fee, commission or other payment from the Company or any of its Subsidiaries in connection with this Agreement or any other transaction contemplated by this Agreement.
2.Transaction Costs. The Company Disclosure Letter sets out the Company’s bona fide good faith estimate of the aggregate amount and each component of the Company Transaction Costs and,

provided no significant events, challenges or revisions to the transactions contemplated by this Agreement occur, the aggregate Company Transaction Costs will not exceed the amount reflected therein.
34.Board Approval.
(a)As of the date hereof, the Special Committee, after receiving legal and financial advice, has recommended that the Board approve the Arrangement and recommend that the Shareholders vote in favour of the Arrangement Resolution.
(b)As of the date hereof, the Board, acting on the recommendation in favour of the Arrangement by the Special Committee and after receiving legal and financial advice, has: (i) determined that the Arrangement is (A) fair, from a financial point of view, to the Shareholders; and (B) is in the best interests of the Company; (ii) resolved to recommend that the Shareholders vote in favour of the Arrangement Resolution; and (iii) authorized the entering into of this Agreement and the performance by the Company of its obligations under this Agreement, and no action has been taken to amend, or supersede, such determinations, resolutions or authorizations.

SCHEDULE D
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE PARENT

1.Organization and Qualification. Each of the Purchaser and the Parent is a corporation duly incorporated and validly existing and has the requisite power and capacity to own and lease its assets and properties and conduct its business as now conducted. The Purchaser is, directly or indirectly, a wholly-owned subsidiary of the Parent. The Purchaser has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated by this Agreement.
2.Corporate Authorization. Each of the Purchaser and the Parent has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and to complete the transactions contemplated by this Agreement. The execution, delivery and performance by each of the Purchaser and the Parent of its obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser and the Parent and no other corporate proceedings on the part of the Purchaser or the Parent are necessary to authorize the execution and delivery by each of them of this Agreement or the consummation of the Arrangement and the other transactions contemplated hereby.
35.Execution and Binding Obligation. This Agreement has been duly executed and delivered by each of the Purchaser and the Parent and constitutes a legal, valid and binding agreement of the Purchaser and the Parent enforceable against each of them in accordance with its terms subject to any limitation under bankruptcy, insolvency or other Laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.
36.Governmental Authorization. The execution, delivery and performance by each of the Purchaser and the Parent of its obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby do not require any Authorization or other action by or in respect of, or filing with, or notification to, any Governmental Entity by the Purchaser or the Parent other than: (i) the Interim Order and any filings required in order to obtain, and any approvals required by, the Interim Order; (ii) the Final Order, and any filings required in order to obtain the Final Order; (iii) filings with the Registrar under the ABCA; (iv) the Competition Act Approval and (v) any Authorizations which, if not obtained, or any other actions by or in respect of, or filings with, or notifications to, any Governmental Entity which, if not taken or made, would not be reasonably expected to, individually or in the aggregate, prevent or materially impede the ability of the Purchaser or the Parent to consummate the Arrangement and the transactions contemplated hereby.
37.Non-Contravention. The execution, delivery and performance by each of the Purchaser and the Parent of its respective obligations under this Agreement and the consummation of the Arrangement and the transactions contemplated hereby do not and will not:
(a)contravene, conflict with, or result in any violation or breach of the organizational documents of the Purchaser or the Parent; or
(b)assuming compliance with the matters referred to in Paragraph (4) above, contravene, conflict with or result in a violation or breach of any Law.
3.Litigation. There are no claims, actions, suits, arbitrations, inquiries, investigations or proceedings pending, or, to the knowledge of the Purchaser or the Parent, threatened, against or involving the Purchaser or the Parent or any of their respective affiliates by or before any Governmental Entity nor are the Purchaser, the Parent or any of their respective affiliates subject
D - 1

to any outstanding judgment, order, writ, injunction or decree that, either individually or in the aggregate, is reasonably likely to prevent or materially delay consummation of the Arrangement or the transactions contemplated hereby.
38.Security Ownership. Neither the Purchaser, the Parent, nor any of their respective affiliates or any other Person acting jointly or in concert with any of them, beneficially owns or controls, or will prior to the Effective Date beneficially own or control, any Shares or any securities that are convertible into or exchangeable or exercisable for Shares.
39.Investment Canada Act. The Purchaser is a WTO Investor for purposes of the Investment Canada Act.
40.Funds Available. The Parent has, and the Purchaser will have at the Effective Time, sufficient funds available to satisfy the aggregate consideration payable by the Purchaser pursuant to the Arrangement in accordance with the terms of this Agreement and the Plan of Arrangement, and to satisfy all other obligations payable by the Purchaser pursuant to this Agreement and the Arrangement.
41.Status. The Purchaser is not a non-resident of Canada within the meaning of the Tax Act.
42.Brokers. Except for Persons, if any, whose fees and expenses will be paid by the Purchaser or the Parent, no investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of the Parent, the Purchaser or any of their respective affiliates or is entitled to any fee, commission or other payment in connection with this Agreement or any other transaction contemplated by this Agreement based upon arrangements made by or on behalf of the Parent, the Purchaser or any of their respective affiliates.

D - 2

SCHEDULE E
FORMS OF SUPPORT AND VOTING AGREEMENTS
See attached.

October _____, 2025
c/o The Toro Company
8111 Lyndale Avenue South
Bloomington, MN 55420-1196
Dear Sirs/Madams:
Re:    Voting and Support Agreement
I, the individual whose name is set forth on the signature page attached to this letter agreement, understand that Tornado Acquisition Company ULC (“you” or the “Purchaser”), The Toro Company (the “Parent”), and Tornado Infrastructure Equipment Ltd. (the “Company”) wish to enter into an arrangement agreement dated as of the date hereof (the “Arrangement Agreement”) contemplating an arrangement (the “Arrangement”) of the Company pursuant to Section 193 of the Business Corporations Act (Alberta), which will result in, among other things, all of the outstanding Class “A” common shares (the “Shares”) of the Company being acquired by you for $1.92 in cash per Share.
Capitalized terms used herein and not otherwise defined herein have the meanings ascribed thereto in the Arrangement Agreement.
I am, or one of my affiliates or associates is, the registered or beneficial owner of such number of Shares (the “Subject Shares”) and other securities of the Company convertible into Shares (together with the Subject Shares, the “Subject Securities”) as set forth on the signature page attached to this letter agreement.
I hereby agree:
a)at any meeting of Shareholders of the Company (including in connection with any separate vote of any sub-group of Shareholders of the Company that may be required to be held and of which sub-group the Shareholder forms part) called to vote upon the Arrangement or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval (including written consent in lieu of a meeting) with respect to the Arrangement is sought, I shall cause my Subject Securities (which have a right to vote at such meeting) to be counted as present for purposes of establishing quorum and shall vote (or cause to be voted) the Subject Securities (which have a right to vote at such meeting) in favour of the approval, consent, ratification and adoption of the Arrangement Resolution and the transactions contemplated by the Arrangement Agreement (and any other matters or actions necessary for the consummation of the transactions contemplated by the Arrangement Agreement);
b)at least 5 calendar days prior to the Company Meeting, to deliver or to cause to be delivered to the Company, duly executed proxies or voting instruction forms naming those individuals as may be designated by the Company (with full power of substitution) and voting in favour of the Arrangement Resolution, and such proxies or voting instructions shall not be revoked without the prior written consent of the Purchaser;
c)not to sell, transfer, gift, assign, convey, pledge, hypothecate, encumber, option or otherwise dispose of any right or interest in any of the Subject Securities or enter into any agreement, arrangement, commitment or understanding in connection therewith, other than (A) pursuant to the Arrangement, or (A) any exercise of Company Options for Shares in accordance with their terms;
d)not to (A) exercise any dissent rights in respect of the Arrangement, (B) contest in any way the approval of the Arrangement by any Governmental Entity or (C) take any other action of any kind,

which would reasonably be regarded as likely to reduce the success of, or materially delay or interfere with the completion of, the transactions contemplated by the Arrangement Agreement;
e)to promptly notify the Purchaser upon any of my representations or warranties contained in this letter agreement becoming untrue or incorrect in any material respect or upon any failure to comply in any material respect with the terms hereof;
f)to promptly notify the Purchaser of any new Shares or securities of the Company convertible into Shares acquired after the execution of this agreement, and that any such after acquired securities shall be subject to the terms of this agreement; and
g)not to take any action or omit to take any action that would cause any or my representations or warranties contained in this letter agreement to become untrue or correct.
Notwithstanding anything to the contrary herein, nothing herein shall restrict or limit the undersigned from taking any action required to be taken in the discharge of his or her fiduciary duty as a director or officer of the Company that is otherwise permitted by, and done in compliance with, the terms of the Arrangement Agreement.
I hereby represent and warrant that:
a)(A) the only securities of the Company beneficially owned or controlled, directly or indirectly, by me on the date hereof are the Subject Securities, (B) as at the date hereof, I am, and immediately prior to the Effective Time I will be, the sole beneficial owner of the Subject Securities, with good and marketable title thereto, free and clear of all Liens, (C) I have the sole right to sell and vote or direct the sale and voting of the Subject Securities, (D) no person, firm or corporation has any agreement or option, or any right or privilege, capable of becoming an agreement or option for the purchase, acquisition or transfer of any of the Subject Securities, (E) I have full power and authority or capacity, as applicable, to enter into and carry out the terms of this agreement, and (F) there are no legal proceedings in progress before any public body, court or authority or, to my knowledge, pending or threatened that would adversely affect in any manner my ability to enter into and carry out the terms of this agreement; and
b)the only securities of the Company that are beneficially owned or over which control or direction is exercised, directly or indirectly, by me as at the date hereof are the Subject Securities set forth on the signature page of this letter agreement and I have no other agreement or option, or right or privilege, directly or indirectly, (whether by Law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase or acquisition by me or transfer to me of additional securities of the Company.

This letter agreement shall terminate and be of no further force and effect upon the earlier to occur of (i) a Change in Recommendation or the board of directors approving, recommending or authorizing the Company to enter into an agreement with respect to a Superior Proposal (ii) the termination of the Arrangement Agreement in accordance with its terms, (iii) written notice of termination by the undersigned in the event that the Consideration is reduced in amount, or changed in form, without the undersigned's prior written consent, and (iv) the occurrence of the Effective Time.
If this letter agreement is terminated in accordance with the above, the provisions of this letter agreement will become void and (i) for greater certainty, I shall be entitled to withdraw any form of proxy, voting instruction form or power of attorney which I may have given in respect of the Subject Securities and (ii) no party shall have liability to any other party, except the termination of this letter agreement shall not relieve any party from any liability to any other party arising out of or in connection with a breach by such party of this letter agreement prior to such termination or expiration.
This letter agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein. Each party hereto irrevocably attorns and submits to the non-exclusive jurisdiction of the Alberta courts situated in the City of Calgary and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.
I acknowledge that the form of this letter agreement will be filed by the Company at www.sedarplus.ca. I hereby authorize the Purchaser and the Company to publish and disclose in any announcement or disclosure required by any Governmental Entity and in any circular relating to the Company Meeting the my identity, the Subject Securities and the nature of the my obligations under this letter agreement in a manner consistent with disclosure made by me with respect to my beneficial ownership or exercise of control or direction over the Subject Securities in its public filings, as applicable, with reasonable notice.
Except as required by Law I will not make any public announcement or public statement with respect to this letter agreement without the approval of the Purchaser; provided that, with respect to any public announcement or statement required to be made by Law, to the extent practicable and permitted by Law, I will advise the Purchaser of such requirement and will use commercially reasonable efforts to cooperate with the Purchaser and the Company to cause a mutually agreeable public announcement or statement to be issued.
By executing this agreement, the undersigned acknowledges and agrees that: (A) it has been advised by the Purchaser to seek independent legal advice and have sought such independent advice or deliberately decided not to do so, (B) it will from time to time deliver all such further documents and instruments and do all acts and things as the Purchaser may reasonably request before the Effective Time in order to effectively carry out the full intent of this agreement, and (C) time is of the essence of this agreement.
If the foregoing is in accordance with your understanding and is agreed to by you, please signify your acceptance by executing the enclosed copies of this letter where indicated below and returning the same to the undersigned, upon which this letter as so accepted shall constitute an agreement among us.
[Remainder of page left intentionally blank. Signature page follows]

Yours truly,

By:
(Signature)

(Print Name)

(Place of Residency)

(Name and Title)
Address:

(Number of Shares)

(Number of Options)

Accepted and agreed on this ______ day of __________, 2025.

By:
Authorized Signing Officer

October ___, 2025
c/o The Toro Company
8111 Lyndale Avenue South
Bloomington, MN 55420-1196
Dear Sirs/Madams:
Re:    Voting and Support Agreement
I, the individual whose name is set forth on the signature page attached to this letter agreement, understand that Tornado Acquisition Company ULC (“you” or the “Purchaser”), The Toro Company (the “Parent”), and Tornado Infrastructure Equipment Ltd. (the “Company”) wish to enter into an arrangement agreement dated as of the date hereof (the “Arrangement Agreement”) contemplating an arrangement (the “Arrangement”) of the Company pursuant to Section 193 of the Business Corporations Act (Alberta), which will result in, among other things, all of the outstanding Class “A” common shares (the “Shares”) of the Company being acquired by you for $1.92 in cash per Share.
Capitalized terms used herein and not otherwise defined herein have the meanings ascribed thereto in the Arrangement Agreement.
I am, or one of my affiliates or associates is, the registered or beneficial owner of such number of Shares (the “Subject Shares”) and other securities of the Company convertible into Shares (together with the Subject Shares, the “Subject Securities”) as set forth on the signature page attached to this letter agreement.
I hereby agree, solely in my capacity as a shareholder of the Company and not in my capacity as an officer or director of the Company:
a)at any meeting of Shareholders of the Company (including in connection with any separate vote of any sub-group of Shareholders of the Company that may be required to be held and of which sub-group the Shareholder forms part) called to vote upon the Arrangement or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval (including written consent in lieu of a meeting) with respect to the Arrangement is sought, I shall cause my Subject Securities (which have a right to vote at such meeting) to be counted as present for purposes of establishing quorum and shall vote (or cause to be voted) the Subject Securities (which have a right to vote at such meeting) in favour of the approval, consent, ratification and adoption of the Arrangement Resolution and the transactions contemplated by the Arrangement Agreement (and any other matters or actions necessary for the consummation of the transactions contemplated by the Arrangement Agreement);
b)at least 5 calendar days prior to the Company Meeting, to deliver or to cause to be delivered to the Company, duly executed proxies or voting instruction forms naming those individuals as may be designated by the Company (with full power of substitution) and voting in favour of the Arrangement Resolution, and such proxies or voting instructions shall not be revoked without the prior written consent of the Purchaser;
c)not to sell, transfer, gift, assign, convey, pledge, hypothecate, encumber, option or otherwise dispose of any right or interest in any of the Subject Securities or enter into any agreement, arrangement, commitment or understanding in connection therewith, other than (A) pursuant to the Arrangement, or (A) any exercise of Company Options for Shares in accordance with their terms;

d)not to (A) exercise any dissent rights in respect of the Arrangement, (B) contest in any way the approval of the Arrangement by any Governmental Entity or (C) take any other action of any kind, which would reasonably be regarded as likely to reduce the success of, or materially delay or interfere with the completion of, the transactions contemplated by the Arrangement Agreement;
e)to promptly notify the Purchaser upon any of my representations or warranties contained in this letter agreement becoming untrue or incorrect in any material respect or upon any failure to comply in any material respect with the terms hereof;
f) to promptly notify the Purchaser of any new Shares or securities of the Company convertible into Shares acquired after the execution of this agreement, and that any such after acquired securities shall be subject to the terms of this agreement; and
g)not to take any action or omit to take any action that would cause any or my representations or warranties contained in this letter agreement to become untrue or correct.
Notwithstanding anything to the contrary herein, nothing herein shall restrict or limit the undersigned from taking any action required to be taken in the discharge of his or her fiduciary duty as a director or officer of the Company that is otherwise permitted by, and done in compliance with, the terms of the Arrangement Agreement.
I hereby represent and warrant that:
h)(A) the only securities of the Company beneficially owned or controlled, directly or indirectly, by me on the date hereof are the Subject Securities, (B) as at the date hereof, I am, and immediately prior to the Effective Time I will be, the sole beneficial owner of the Subject Securities, with good and marketable title thereto, free and clear of all Liens, (C) I have the sole right to sell and vote or direct the sale and voting of the Subject Securities, (D) no person, firm or corporation has any agreement or option, or any right or privilege, capable of becoming an agreement or option for the purchase, acquisition or transfer of any of the Subject Securities, (E) I have full power and authority or capacity, as applicable, to enter into and carry out the terms of this agreement, and (F) there are no legal proceedings in progress before any public body, court or authority or, to my knowledge, pending or threatened that would adversely affect in any manner my ability to enter into and carry out the terms of this agreement; and
i)the only securities of the Company that are beneficially owned or over which control or direction is exercised, directly or indirectly, by me as at the date hereof are the Subject Securities set forth on the signature page of this letter agreement and I have no other agreement or option, or right or privilege, directly or indirectly, (whether by Law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase or acquisition by me or transfer to me of additional securities of the Company.

This letter agreement shall terminate and be of no further force and effect upon the earlier to occur of (i) a Change in Recommendation; (ii) the termination of the Arrangement Agreement in accordance with its terms, (iii) written notice of termination by the undersigned in the event that the Consideration is reduced in amount, or changed in form, without the undersigned's prior written consent and (iv) the occurrence of the Effective Time.
If this letter agreement is terminated in accordance with the above, the provisions of this letter agreement will become void and (i) for greater certainty, I shall be entitled to withdraw any form of proxy, voting instruction form or power of attorney which I may have given in respect of the Subject Securities and (ii) no party shall have liability to any other party, except the termination of this letter agreement shall not relieve any party from any liability to any other party arising out of or in connection with a breach by such party of this letter agreement prior to such termination or expiration.
Nothing herein shall restrict or limit me from taking any action required to be taken in the discharge or fiduciary duty as a director or officer of the Company or that is otherwise permitted by, or done in compliance with, the Arrangement Agreement, in my capacity as a director or officer of the Company. The Purchaser hereby acknowledges and agrees that I am not making any agreement or understanding herein in any capacity other than in my capacity as a Shareholder of the Company.
This letter agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein. Each party hereto irrevocably attorns and submits to the non-exclusive jurisdiction of the Alberta courts situated in the City of Calgary and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.
I acknowledge that the form of this letter agreement will be filed by the Company at www.sedarplus.ca. I hereby authorize the Purchaser and the Company to publish and disclose in any announcement or disclosure required by any Governmental Entity and in any circular relating to the Company Meeting the my identity, the Subject Securities and the nature of the my obligations under this letter agreement in a manner consistent with disclosure made by me with respect to my beneficial ownership or exercise of control or direction over the Subject Securities in its public filings, as applicable, with reasonable notice.
Except as required by Law I will not make any public announcement or public statement with respect to this letter agreement without the approval of the Purchaser; provided that, with respect to any public announcement or statement required to be made by Law, to the extent practicable and permitted by Law, I will advise the Purchaser of such requirement and will use commercially reasonable efforts to cooperate with the Purchaser and the Company to cause a mutually agreeable public announcement or statement to be issued.
By executing this agreement, the undersigned acknowledges and agrees that: (A) it has been advised by the Purchaser to seek independent legal advice and have sought such independent advice or deliberately decided not to do so, (B) it will from time to time deliver all such further documents and instruments and do all acts and things as the Purchaser may reasonably request before the Effective Time in order to effectively carry out the full intent of this agreement, and (C) time is of the essence of this agreement.
If the foregoing is in accordance with your understanding and is agreed to by you, please signify your acceptance by executing the enclosed copies of this letter where indicated below and returning the same to the undersigned, upon which this letter as so accepted shall constitute an agreement among us.
[Remainder of page left intentionally blank. Signature page follows]

Yours truly,

By:
(Signature)

(Print Name)

(Place of Residency)

(Name and Title)
Address:

(Number of Shares)

(Number of Options)

Accepted and agreed on this ______ day of __________, 2025.

By:
Authorized Signing Officer